UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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GREAT WESTERN BANCORP, INC.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GREAT WESTERN BANCORP, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON FEBRUARY 27, 2017
To the Stockholders of Great Western Bancorp, Inc.:
You are cordially invited to attend the 2017 Annual Meeting of Stockholders of Great Western Bancorp, Inc., to be held at the Hyatt Regency Scottsdale Resort & Spa at Gainey Ranch, 7500 East Doubletree Ranch Road, Scottsdale, Arizona on Monday, February 27, 2017, at 9:00 a.m. Mountain Standard Time or any adjournment thereof (the "Annual Meeting"), for the following purposes:

1.	To elect the three (3) nominees for director named in the accompanying proxy statement for the Annual Meeting (the "Proxy Statement") to hold office until the 2020 Annual Meeting of Stockholders;

2.	To consider an advisory (non-binding) proposal approving the Company's fiscal year 2016 executive compensation as described in the Proxy Statement;

3.
To consider an advisory (non-binding) proposal to determine whether future stockholder advisory votes to approve executive compensation (Item 2 above) should occur every one (1), two (2) or three (3) years;

4.	To ratify the appointment of Ernst & Young LLP to serve as the independent registered public accounting firm for fiscal year 2017; and

5.	To transact such other business as may properly come before the Annual Meeting.
The Record Date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting was the close of business on January 6, 2017. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection upon request of any stockholder for a purpose germane to the Annual Meeting at our principal executive offices at 225 S. Main Ave., Sioux Falls, South Dakota 57104 during the ten (10) days prior to the Annual Meeting, during ordinary business hours, and at the Hyatt Regency Scottsdale Resort & Spa at Gainey Ranch, 7500 East Doubletree Ranch Road, Scottsdale, Arizona, during the Annual Meeting.
Our current Chairperson, Andrew Hove, is not eligible to stand for re-election this year due to the age limitation set forth in our Corporate Governance Guidelines. Mr. Hove has been a valued member of our Board of Directors since July 2014 and our Bank since 2001. We ask that you join us in thanking Mr. Hove for his leadership and service to the organization.
We encourage you to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we urge you to vote. For instructions on voting, please refer to the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail or, if you received a hard copy of the Proxy Statement, on the enclosed proxy card. You can choose to receive proxy materials by mail or e-mail if you request them and you continue to have the right to vote by mail, as well as by telephone and on the Internet.

By order of the Board of Directors,
Donald J. Straka
Corporate Secretary

January 13, 2017

GREAT WESTERN BANCORP, INC.
225 S. Main Ave.
Sioux Falls, South Dakota 57104
PROXY STATEMENT
FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MONDAY, FEBRUARY 27, 2017
These proxy materials are furnished in connection with the solicitation by the Board of Directors (the “Board” with individual members of the Board being referred to herein as a “director”) of Great Western Bancorp, Inc., a Delaware corporation ("the Company"), of proxies to be voted at the 2017 Annual Meeting of Stockholders of the Company and at any adjournment of such meeting (the “Annual Meeting”). In accordance with rules and regulations of the Securities and Exchange Commission (the "SEC"), instead of mailing a printed copy of our proxy materials to each stockholder of record, we furnish proxy materials, which include this Proxy Statement (this “Proxy Statement”), and the accompanying proxy card, Notice of Annual Meeting, and Annual Report on Form 10-K for fiscal year ended September 30, 2016, to our stockholders by making such materials available on the Internet unless otherwise instructed by the stockholder. If you received a Notice of Internet Availability of Proxy Materials (the "Notice") by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice, which is first being mailed to stockholders on or about January 13, 2017. The Notice will also contain instructions for accessing our proxy materials on the Internet.
In connection with our initial public offering in October 2014 (the “Offering”), Great Western Bancorp, Inc. merged with Great Western Bancorporation, Inc., an Iowa corporation (“GWBI”), with Great Western Bancorp, Inc. continuing as the surviving corporation and succeeding to the business of GWBI. When used in this Proxy Statement, the terms “Great Western,” “GWB,” “we,” “our,” “us” and the “Company” refer, prior to the completion of the merger, to GWBI and, following the completion of the merger, to Great Western Bancorp, Inc. In addition, the term “our Bank” refers to Great Western Bank, a South Dakota banking corporation and our wholly owned subsidiary as a result of our merger with GWBI, and the term “fiscal year” refers to our fiscal year, which is based on a twelve-month period ending September 30 of each year (e.g., fiscal year 2016 refers to the twelve-month period ending September 30, 2016).
ABOUT THE MEETING
When and where is the Annual Meeting?
The Annual Meeting will be held on Monday, February 27, 2017 at 9:00 a.m. Mountain Standard Time, at the Hyatt Regency Scottsdale Resort & Spa at Gainey Ranch, 7500 East Doubletree Ranch Road, Scottsdale, Arizona.
What is the purpose of the Annual Meeting?
At the Annual Meeting, stockholders will act upon the matters described in the Notice of Annual Meeting that accompanies this Proxy Statement, including (i) the election of three (3) nominees for director named in this Proxy Statement; (ii) the approval, on an advisory (non-binding) basis, of the Company's executive compensation as described in this Proxy Statement; (iii) consideration of an advisory (non-binding) proposal to determine whether future stockholder advisory votes to approve executive compensation should occur every one (1), two (2) or three (3) years and (iv) the ratification of the Audit Committee’s appointment of Ernst & Young LLP as Great Western’s independent registered public accounting firm for fiscal year 2017.
Who may vote at the Annual Meeting?
Only record holders of our common stock, par value $0.01 per share (“Common Stock”), as of the close of business on January 6, 2017 (the “Record Date”), will be entitled to vote at the Annual meeting. On the Record Date, the Company had outstanding 58,755,989 shares of Common Stock. Each outstanding share of Common Stock entitles the holder to one vote.
What constitutes a quorum?
The Annual Meeting will be held only if a quorum is present. A quorum will be present if a majority of the shares of Common Stock outstanding on the Record Date are represented, in person or by proxy, at the Annual Meeting. Shares represented by properly completed proxy cards either marked “abstain” or “withhold,” or returned without voting instructions, are counted as present for the purpose of determining whether a quorum is present at the Annual Meeting. Also, if shares are represented by properly completed proxy cards, but are held by brokers who are prohibited from exercising discretionary authority for beneficial owners who have not given voting instructions (“broker non-votes”), those shares will be counted as present for the purpose of determining whether a quorum is present at the Annual Meeting.
How do I submit my vote?
If you are a stockholder of record, you can vote by:

•	attending the Annual Meeting and voting by ballot;

•	signing, dating and mailing in your proxy card which may be obtained by calling 1-866-641-4276 or by emailing investorvote@computershare.com;

•	using your telephone, according to the instructions on the Notice or proxy card; or

•	visiting http://www.investorvote.com/GWBI and then following the instructions on the screen.
The deadline for voting by telephone or on the Internet is 1:00 a.m. Central Time on February 27, 2017.
How are votes counted?
Proposal 1: Election of Directors
A plurality of the votes cast for their election is required for the election of each of the three (3) nominees for director. This means that the three (3) nominees receiving the highest number of votes will be elected regardless of whether the number of votes received by any such nominee constitutes a majority of the number of votes cast. Abstentions, votes to withhold and broker non-votes will not be counted for purposes of this proposal and will not affect the result of the vote.
Proposal 2: Approval of an Advisory (Non-Binding) Proposal Approving the Company's Fiscal Year 2016 Executive Compensation as described in this Proxy Statement
The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on Proposal 2 is required for the approval of the advisory (non-binding) proposal on the Company's fiscal year 2016 executive compensation as described in this Proxy Statement Abstentions will have the same effect as a vote against the proposal. Broker non-votes will have no effect on the outcome of this proposal.
Proposal 3: Advisory Approval of an Advisory (Non-Binding) Proposal With Respect to the Frequency of Future Stockholder Votes on the Compensation of Our Named Executive Officers
The highest number of votes cast by stockholders in person or represented by proxy and entitled to vote on Proposal 3 for the one (1), two (2) or three (3) year option will be considered by the Company as the stockholders' recommendation as to the frequency of future advisory votes to approve the Company's executive compensation. Neither abstentions nor broker non-votes have an effect on the frequency that is selected by the stockholders.
Proposal 4: Ratification of the Appointment of Ernst & Young LLP
The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on Proposal 4 is required for the ratification of the appointment of our independent registered public accounting firm. Abstentions will have the effect of voting against this proposal.
What do I do if I hold my shares through a broker, bank or other nominee?
If you hold your shares through a broker, bank or other nominee, that institution will instruct you as to how your shares may be voted by proxy, including whether telephone or Internet voting options are available. If you hold your shares through a broker, bank or other nominee and would like to vote in person at the Annual Meeting, you must first obtain a copy of the voting instruction card provided by your broker, bank or nominee or a copy of a brokerage statement showing your ownership of shares as of January 6, 2017.

Can I change or revoke my vote after I return my proxy card?
Yes. If you are a stockholder of record, you may change your vote by:

•	voting in person by ballot at the Annual Meeting;

•	returning a later-dated proxy card;

•	entering a new vote by telephone or on the Internet (prior to 1:00 a.m. Central Time on February 27, 2017); or

•	delivering written notice of revocation to the Company’s Corporate Secretary by mail at 225 S. Main Ave., Sioux Falls, South Dakota 57104.
If you vote other than by phone or Internet, you may change your vote at any time before the actual vote takes place at the Annual Meeting. If you vote by phone or Internet, you may change your vote if you do so prior to 1:00 a.m. Central Time on February 27, 2017. If you hold your shares through a broker, bank or other nominee, that institution will instruct you as to how your vote may be changed.
Who will count the votes?
The Company’s tabulator, Computershare, will count the votes.
Will my vote be kept confidential?
Yes. As a matter of policy, stockholder proxies, ballots and tabulations that identify individual stockholders are kept secret and are available only to the Company, its inspector and proxy solicitor, who are required to acknowledge their obligation to keep your votes confidential.
Who pays to prepare, mail and solicit the proxies?
The Company pays all of the costs of preparing, mailing and soliciting proxies in connection with this Proxy Statement. In addition to soliciting proxies through the mail by means of this Proxy Statement, we may solicit proxies through our directors, officers and employees in person and by telephone, facsimile or email. The Company asks brokers, banks, voting trustees and other nominees and fiduciaries to forward proxy materials to the beneficial owners and to obtain authority to execute proxies. The Company will reimburse the brokers, banks, voting trustees and other nominees and fiduciaries upon request. In addition to solicitation by mail, telephone, facsimile, email or personal contact by its directors, officers and employees, the Company has retained the services of Georgeson Inc., 1290 Avenue of the Americas, 9th Floor, New York, NY 10104, to solicit proxies for a fee of $6,500 plus expenses.
What are the Board’s recommendations as to how I should vote on each proposal?
The Board recommends a vote:

•	FOR the election of each of the three (3) director nominees named in this Proxy Statement;

•	FOR the advisory (non-binding) proposal approving the Company's fiscal year 2016 executive compensation as described in this Proxy Statement;

•	FOR the approval of an advisory (non-binding) proposal to hold future advisory votes to approve the Company's executive compensation every year; and

•	FOR the ratification of the Audit Committee’s appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2017.
How will my shares be voted if I sign, date and return my proxy card?
If you sign, date and return your proxy card and indicate how you would like your shares voted, your shares will be voted as you have instructed. If you sign, date and return your proxy card but do not indicate how you would like your shares voted, your proxy will be voted:

•	FOR the election of each of the three (3) director nominees named in this Proxy Statement;

•	FOR the advisory (non-binding) proposal approving the Company's fiscal year 2016 executive compensation as described in this Proxy Statement;

•	FOR the advisory (non-binding) proposal to hold future advisory votes to approve the Company's executive compensation every year; and

•	FOR the ratification of the Audit Committee’s appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2017.
With respect to any other business that may properly come before the Annual Meeting, or any adjournment of the Annual Meeting, that is submitted to a vote of the stockholders, including whether or not to adjourn the Annual Meeting, your shares will be voted in accordance with the best judgment of the persons voting the proxies.
How will broker non-votes be treated?
A broker non-vote occurs when a broker who holds its customer’s shares in street name submits proxies for such shares, but indicates that it does not have authority to vote on a particular matter. Generally, this occurs when brokers have not received any voting instructions from their customers. In these cases, the brokers, as the holders of record, are permitted to vote on “routine” matters only, but not on other matters. In this Proxy Statement, brokers who have not received instructions from their customers would only be permitted to vote on the following proposal:
The ratification of the Audit Committee’s appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2017.
Brokers who have not received instructions from their customers would not be permitted to vote on the following proposals:

•	To elect the three (3) director nominees named in this Proxy Statement;

•	The advisory (non-binding) proposal approving the Company's fiscal year 2016 executive compensation as described in this Proxy Statement; and

•	The advisory (non-binding) proposal to hold future advisory votes to approve the Company's executive compensation every year.
We will treat broker non-votes as present to determine whether or not we have a quorum at the Annual Meeting, but they will not be treated as entitled to vote on the proposals, if any, for which the broker indicates it does not have discretionary authority.
What if other matters come up during the Annual Meeting?
If any matters other than those referred to in the Notice of Annual Meeting properly come before the Annual Meeting, the individuals named in the accompanying proxy card will vote the proxies held by them in accordance with their best judgment. The Company is not aware of any business other than the items referred to in the Notice of Annual Meeting that will be considered at the Annual Meeting.
Your vote is important.
Because many stockholders cannot personally attend the Annual Meeting, it is necessary that a large number be represented by proxy in order to satisfy the requirement that a quorum be present to conduct business at the Annual Meeting. Whether or not you plan to attend the meeting in person, prompt voting by proxy will be appreciated. Stockholders of record can vote their shares via the Internet or by using a toll-free telephone number. Instructions for using these convenient services are provided on the proxy card. Of course, you may still vote your shares on the proxy card. To do so, we ask that you complete, sign, date and return the enclosed proxy card promptly in the postage-paid envelope.
Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Stockholders to be Held on February 27, 2017:
This Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended
September 30, 2016 are Available Free of Charge at:
www.envisionreport.com/GWBI

BOARD OF DIRECTORS, COMMITTEES AND GOVERNANCE
Overview
The Board provides oversight with respect to our overall performance, strategic direction and key corporate policies. It approves major initiatives, advises on key financial and business objectives, and monitors progress with respect to these matters. Members of the Board are kept informed of our business by various reports and documents provided to them on a regular basis, including operating and financial reports made at Board and committee meetings by our Chief Executive Officer (our "CEO"), Chief Financial Officer ("CFO"), Chief Risk Officer ("CRO") and other officers. The Board has five standing committees, the principal responsibilities of which are described below under “Committees of Our Board of Directors.” Additionally, the independent directors meet in regularly scheduled executive sessions, without Mr. Karels and the other Great Western management present, at each meeting of the Board.
Meetings
The Board met seven times in fiscal year 2016, consisting of five regular meetings and two special meetings. The Board also took action by written consent one time. Each member of the Board attended more than 75% of the total number of meetings of the Board and the committees on which he or she served. We strongly encourage, but do not require, our Board members to attend annual meetings of our stockholders. Each of the Directors then serving attended the 2016 Annual Meeting of Stockholders held on February 8, 2016.
Board Leadership Structure
We believe that our directors should have the highest professional and personal ethics and values. They should have broad experience at the policy-making level in business, government or banking. They should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on boards of other companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties, but in no event will a director be permitted to serve on more than four (4) other public company boards (excluding the board of an organization by which he or she is employed). Each director must represent the interests of all stockholders.
Our Board does not have a policy requiring the separation of the roles of Chief Executive Officer and Chairperson of the Board. The Corporate Governance and Nominating Committee (the "Governance Committee") and the Board believe it is in the best interest of the Company for the Board to have the flexibility to make that determination from time to time based on the position and direction of the Company and the membership of the Board. The Board believes that the selection of its Chairperson should be based upon the Board's assessment of the Company's current operating needs, the suitability of the person to effectively discharge the duties of the Chairperson and the leadership structure that will best serve the interests of the Company and its stockholders. In the event the Governance Committee and the Board determine to combine the roles of the Chairperson and the Chief Executive Officer, it is the policy of the Board to appoint a lead director. The Board recognizes that a Lead Independent Director selected by the other independent directors can facilitate the process and controls that support a strong and independent board and strengthen the cohesiveness and effectiveness of the board as a whole. The Lead Independent Director has the general responsibility to preside at all meetings of the Board when the Chairperson is not present and during executive sessions of the independent directors. The Lead Independent Director also, among other things, serves as a liaison between the independent directors and the Chairperson, and collaborates with the Chairperson to set meeting schedules and agendas. Our Board believes that this structure combines experience and accountability with effective oversight.
For fiscal year 2016, the Board determined to continue the practice of separating the roles of the Chief Executive Officer and the Chairperson, and appointed Mr. Hove, an independent director, as its Chairperson. With Mr. Hove not being eligible to stand for re-election at the Annual Meeting, the Governance Committee and the Board expect to appoint Mr. Karels as Chairperson of the Board at the first meeting of the Board after the Annual Meeting. The appointment of Mr. Karels will provide an efficient and effective leadership model by leveraging Mr. Karels' extensive knowledge of the Company and the banking industry, as well as his ability to foster communication between the Company's management and the Board. Mr. Karels will continue to serve as President and Chief Executive Officer of the Company. Combining the Chairperson and Chief Executive Officer positions fosters clear accountability, effective decision making, and alignment of corporate strategy. In addition, the independent directors are expected to appoint Mr. Henning as Lead Independent Director at the first meeting of the Board after the Annual Meeting. Mr. Henning qualified as an independent director under the New York Stock Exchange ("NYSE") listing standards.

In addition, the members of our Board are also members of the Bank's board of directors, and as such are actively involved in the Bank's risk oversight activities and the policy approval function of the board of directors of the Bank.
Corporate Governance Guidelines
Our Board has adopted corporate governance guidelines, which are accessible on our website at www.greatwesternbank.com under the Investor Relations tab. These guidelines set forth a framework within which our Board, assisted by Board committees, directs the Company’s affairs. These guidelines address among other things, the composition and functions of our Board, director independence, compensation of directors, management succession and review, Board committees and selection of new directors.
Board Oversight of Risk Management
Our Board believes that effective risk management and control processes are critical to our safety and soundness, our ability to predict and manage the challenges that we face and, ultimately, our long-term corporate success. Our Board, both directly and through its committees, is responsible for overseeing our risk management processes, with each of the committees of our Board assuming a different and important role in overseeing the management of the risks we face.
The Risk Committee of our Board oversees our enterprise-wide risk management framework, which establishes our overall risk appetite and risk management strategy and enables our management to understand, manage and report on the risks we face. The Audit Committee of our Board is responsible for overseeing risks associated with financial matters (particularly financial reporting, accounting practices and policies, disclosure controls and procedures and internal control over financial reporting). The Compensation Committee of our Board has primary responsibility for risks and exposures associated with our compensation policies, plans and practices, regarding both executive compensation and the compensation structure generally. The Governance Committee of our Board oversees risks associated with the independence of our Board and governance matters. See “Committees of Our Board of Directors” for additional information with respect to our Board committees.
Our senior management is responsible for implementing and reporting to our Board regarding our risk management processes, including by assessing and managing the risks we face, including strategic, operational, regulatory, investment and execution risks, on a day-to-day basis. Our senior management is also responsible for creating and recommending to our Board and Risk Committee for approval appropriate risk appetite metrics reflecting the aggregate levels and types of risk we are willing to accept in connection with the operation of our business and pursuit of our business objectives.
The role of our Board in our risk oversight is consistent with our leadership structure, with our President and Chief Executive Officer and the other members of senior management having responsibility for assessing and managing our risk exposure, and our Board and its committees providing oversight in connection with those efforts. We believe this division of risk management responsibilities presents a consistent, systemic and effective approach for identifying, managing and mitigating risks throughout our operations.
Independent Directors and Director Nominees
A director is independent if the Board affirmatively determines that he or she satisfies the independence standards set forth in Section 303A of the NYSE Listed Company Manual, has no material relationship with the Company that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and is independent within the meaning of Rule 10A-3 of the Exchange Act. The Board has reviewed the independence of our current non-employee directors and nominees and has determined that Ms. Grieb and Messrs. Israel, Rykhus, Lacy, Henning, Brannen and Spies are each an independent director.
Committees of Our Board of Directors
The standing committees of our Board were organized in July 2014 and consist of an Audit Committee, a Corporate Governance and Nominating Committee, a Compensation Committee, a Risk Committee and an Executive Committee. The responsibilities of these committees are described below. Our Board may also establish various other committees to assist it in its responsibilities, including Special Committees as deemed appropriate for special purposes. The following table summarizes the membership of the Board and each of its regular committees as of the date of this Proxy Statement.

Director Name	Audit Committee	Corporate Governance & Nominating Committee	Compensation Committee	Risk Committee	Executive Committee
Stephen Lacy		Chair	Member
Frances Grieb	Chair			Member
Andrew Hove					Chair
Kenneth Karels					Member
James Brannen	Member			Member
James Spies		Member	Member
Daniel Rykhus		Member	Chair		Member
Thomas Henning	Member			Chair
James Israel	Member			Member
Audit Committee. The Audit Committee assists the Board in fulfilling its oversight responsibilities by providing general oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the appointment of our independent auditors, and the performance of our internal audit function and independent auditors. Among other things, the Audit Committee:

•	appoints, oversees and determines the qualifications, independence and compensation of our independent auditors;

•	reviews and discusses our financial statements and the scope of our annual audit to be conducted by our independent auditors and approves all audit fees;

•	reviews and discusses our financial reporting activities, including our annual report, and the accounting standards and principles followed in connection with those activities;

•	pre-approves audit and non-audit services provided by our independent auditors;

•
meets with management and our independent auditors to review and discuss our financial statements, financial disclosure and the adequacy and effectiveness of the Company's disclosure controls and procedures;

•	establishes and oversees procedures for the treatment of complaints regarding accounting and auditing matters;

•	reviews the scope of work and staffing of our internal audit; and

•	monitors our legal, ethical and regulatory compliance with a focus on matters impacting the financial statements.
The Audit Committee must consist of at least three (3) members, each of whom must meet financial competency standards and be “independent” under the listing standards of the NYSE and meet the requirements of Rule 10A-3 of the Exchange Act. The members of the Audit Committee include Ms. Grieb (Chairperson) and Messrs. Brannen, Henning, and Israel, each of whom satisfy the foregoing requirements. Mr. Israel was appointed to the Audit Committee on October 25, 2016. The Board has determined that Ms. Grieb, Mr. Brannen and Mr. Israel each qualify as an audit committee financial expert.
The Audit Committee has adopted a written charter that specifies the scope of its rights and responsibilities, including those listed above. The charter is available on our website at www.greatwesternbank.com under the Investor Relations tab. During fiscal year 2016, the Audit Committee met 11 times.
Compensation Committee. The Compensation Committee is responsible for discharging the responsibilities of our Board relating to compensation of our executives and directors. Among other things, the Compensation Committee:

•	reviews no less than annually our compensation programs and incentive plans to determine whether they are properly coordinated and achieving their intended purposes;

•
reviews our overall compensation philosophy with a view to appropriately balance risk and financial results in a manner that does not encourage employees to expose us to imprudent risks, and is consistent with safety, soundness, the goals and objectives of the plans and the compensation practices of any relevant peer group of competitive companies, and reviews (with input from our Chief Risk Officer) the relationship between risk management policies and practices, corporate strategy and senior executive compensation;

•	reviews and oversees executive incentive compensation plans and programs, including any equity-based compensation plans;

•
reviews and approves the annual compensation arrangements for our President and Chief Executive Officer and review and recommends to our Board the annual compensation arrangements for our other executive officers;

•	monitors talent management and organizational development practices including leadership development and employee engagement;

•
oversees the Chief Executive Officer succession planning process and monitors the succession planning practices and strategies to ensure continuous development of talent for Executive Officers and other key roles; and

•	reviews and recommends to our Board any changes in compensation for directors.
The Compensation Committee must consist of at least three (3) members, each of whom must meet NYSE’s independence standards. The members of the Compensation Committee are Messrs. Rykhus (Chairperson), Lacy and Spies, each of whom is independent.
The Compensation Committee has a written charter that specifies the scope of its rights and responsibilities, including those listed above. The charter is available on our website at www.greatwesternbank.com under the Investor Relations tab. During the fiscal year 2016, the Compensation Committee met four times.
Corporate Governance and Nominating Committee. The Governance Committee is responsible for ensuring an effective and efficient system of governance for Great Western by clarifying the roles of our Board and its committees; identifying, evaluating and recommending to our Board candidates for directorships; and reviewing and making recommendations with respect to the size and composition of our Board. In addition, the committee is responsible for reviewing and overseeing our corporate governance guidelines and for making recommendations to our Board concerning governance matters. Among other things, the Governance Committee:

•	identifies individuals qualified to be directors consistent with our corporate governance guidelines and evaluates and recommends director nominees for approval by our Board;

•	reviews and makes recommendations to our Board concerning the structure and membership of Board committees;

•	develops and annually reviews our corporate governance guidelines;

•	oversees the annual self-evaluation of our Board and its committees; and

•	oversees risks related to corporate governance.
The Governance Committee must consist of at least three (3) members, each of whom must meet NYSE’s independence standards for board directors. The members of the Governance Committee are Messrs. Lacy (Chairperson), Spies and Rykhus, each of whom satisfies the independence standards.
The Governance Committee has a written charter that specifies the scope of its rights and responsibilities, including those listed above. The charter is available on our website at www.greatwesternbank.com under the Investor Relations tab. During fiscal year 2016, the Governance Committee met four times.
Risk Committee. The Risk Committee assists the Board in fulfilling its responsibilities for oversight of our enterprise-wide risk management framework, including reviewing our overall risk appetite, risk management strategy, and policies and practices established by our management to identify and manage risks to the Company. Among other things, the Risk Committee:

•	reviews reports on and oversees our enterprise-wide risk management framework, including processes and resources necessary for us to execute our risk program effectively;

•	considers the alignment of our risk profile with our strategic plan, goals, objectives and risk appetite;

•	reviews reports from management on any significant new business or strategic initiatives;

•
consults at least on an annual basis with the Chief Executive Officer, Chief Risk Officer and other executive management as required to review and approve our overall risk appetite and ensure oversight to our Board;

•	considers, where necessary or appropriate, communications from regulatory authorities, including those pertaining to examinations;

•	reviews and approves on an annual basis the Delegated Commitment Authorities frameworks operating across the Company;

•	reviews with the Chief Risk Officer and management their assessment of our risk position and profile, matters of note, trends and emerging risks; and

•	assists in promoting a risk-based culture and reinforcing achievement of a balance between risk and return.
The Risk Committee must consist of at least three (3) members, a majority of whom must be independent, including the Chairperson. The members of the Risk Committee are Messrs. Henning (Chairperson), Brannen and Israel and Ms. Grieb. Mr. Israel was appointed to the Risk Committee on October 25, 2016. The Board has determined that Messrs. Henning, Brannen and Israel have the requisite experience in identifying, assessing and managing the risk exposures of large, complex firms and each qualify as a risk committee risk management expert.
The Risk Committee has a written charter that specifies the scope of its rights and responsibilities, including those listed above. The charter is available on our website at www.greatwesternbank.com under the Investor Relations tab. During fiscal year 2016, the Risk Committee met four times.
Executive Committee. The Executive Committee is responsible for providing guidance and counsel to Great Western’s management team on significant matters affecting Great Western and taking action on behalf of our Board where required in exigent circumstances where it is impracticable or infeasible to convene, or obtain the unanimous written consent of, our full Board. The members of the Executive Committee are Messrs. Hove (Chairperson), Karels and Rykhus.
The Executive Committee has a written charter that specifies the scope of its rights and responsibilities, including those listed above. The charter is available on our website at www.greatwesternbank.com under the Investor Relations tab. During fiscal year 2016, the Executive Committee met two times.
Compensation Committee Interlocks and Insider Participation
No member of our Compensation Committee is or has been one of our officers or employees, and none has any relationships with us of the type that is required to be disclosed in this Proxy. None of our executive officers serves or has served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.
Code of Ethics and Whistle Blower Policy
Our Board has adopted a Code of Ethics applicable to our principal executive, financial and accounting officers, a code of ethics applicable to all officers, directors and employees, and a Whistle Blower Policy, all of which are available on our website at www.greatwesternbank.com under the Investor Relations tab. Employees may submit concerns or complaints regarding illegal or fraudulent activity; questionable accounting, internal controls or auditing matters; conflicts of interest, or dishonest or unethical conduct, disclosures in the Company’s reports filed with the SEC, bank regulatory filings and other public disclosures that are not full, fair, accurate, timely or understandable; violations of our code of ethics; and/or any other violations of laws, rules or regulations, on a confidential or non-confidential basis by means, among others, of a toll-free telephone hotline or the use of an internet-based reporting system. Concerns and complaints are to be reported in accordance with such codes and policies, and where appropriate, they are reported to our General Counsel and/or Audit Committee chairperson for review and any required investigation.
Stockholder Communications with the Board of Directors
The Company has adopted a formal Stockholder Communications Policy for stockholders to send communications to the Board. Communications to one or more directors must be in writing and sent care of the Company's Secretary and General Counsel to 225 S. Main Ave, Sioux Falls, SD 57104 or via email to donald.straka@greatwesternbank.com. Communications to a director must include:

•	the name, address, telephone number and e-mail address of the communicator,

•	a statement of the type and amount of the securities of the Company that the person holds or the nature of the person's interest in the Company, and

•
if the person submitting the communication is not a stockholder and is submitting the communication to the non-management directors as an interested party, the nature of the person’s interest in the Company.

The Company’s Secretary and General Counsel will distribute to the director addressee(s) all communications that, in his or her judgment, are appropriate for consideration by the director(s). Examples of communications that would be considered inappropriate for consideration by the directors include, but are not limited to, commercial solicitations, trivial, obscene or profane items, administrative matters, ordinary business matters, job inquiries, or personal grievances. Correspondence that is not appropriate for Board review will be handled by our Company’s Secretary and General Counsel. All appropriate matters pertaining to accounting or internal controls will be distributed promptly to the attention of the Chairperson of the Audit Committee.
All stockholder communications seeking to nominate a director or other stockholder proposals must be submitted in accordance with applicable law, the Company’s Bylaws and the Company’s Policy for Stockholder Nominations and Proposals. The Company’s Bylaws and Policy for Stockholder Nominations and Proposals are available on our website at www.greatwesternbank.com under the Investor Relations tab.
DIRECTOR COMPENSATION
The following table provides information concerning the compensation of each non-employee director for service on our Board in fiscal year 2016. Directors who are employees of us or any of our affiliate companies did not receive, and will not receive, any compensation for their services as directors of our Board.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Total
James Brannen	$41,821	$60,000	$101,821
Frances Grieb	49,995	60,000	109,995
Thomas Henning	46,000	60,000	106,000
Andrew Hove	67,500	60,000	127,500
Stephen Lacy	42,000	60,000	102,000
Daniel Rykhus	46,000	60,000	106,000
James Spies	45,000	60,000	105,000
James Israel (3)	—	—	—
Richard Rauchenberger (4)	13,071	60,000	73,071

(1)	The amounts in this column were paid for service through September 30, 2016.

(2)	Amounts in this column reflect the aggregate value of Company equity-based awards comprised of restricted share units issued to the non-employee directors in December 2015.

(3)	Mr. Israel was elected to the Board on October 25, 2016 and received no compensation during the fiscal year 2016.

(4)
Mr. Rauchenberger resigned from the Board effective January 31, 2016, in accordance with the August 2, 2015 termination of the Stockholder Agreement between National Australia Bank, Ltd. ("NAB") and the Company dated August 20, 2014.

The Board has adopted a directors' compensation program that provides the following compensation for independent non-employee members of our Board:

•	an annual cash retainer of $30,000;

•	an annual cash retainer of an additional $30,000 for the independent Chairperson;

•
an annual equity award in the form of immediately vested restricted stock units with a value of $60,000 for the initial grant following the Offering and until our Board consists of at least a majority of independent directors and $60,000 for annual grants thereafter;

•	an additional annual cash retainer of $12,000 for the chair of the Audit Committee;

•	an additional annual cash retainer of $10,000 for each of the chairs of the Compensation Committee and Risk Committee;

•	an additional annual cash retainer of $6,000 for each of the chairs of the Governance Committee, Executive Committee and the Bank's Trust Committee; and

•
an additional annual membership fee of $6,000 for each member of the Audit Committee, Compensation Committee and Risk Committee, and of $3,000 for each member of the Governance Committee, Executive Committee and the Bank’s Trust Committee.

In the event the Chairperson is not an independent director, the Board will appoint a Lead Independent Director who will receive an additional annual cash retainer of $20,000. During fiscal year 2016, the Company did not appoint a Lead Independent Director because its Chairperson was independent.
We also reimburse all directors for reasonable out-of-pocket expenses incurred in connection with the performance of their duties as directors, including without limitation travel expenses in connection with their attendance in-person at Board and committee meetings.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT
The following table sets forth the beneficial ownership of the Company’s Common Stock, as of the Record Date, January 6, 2017, for each executive officer identified below (the "Named Executive Officers") and for each director, director nominee, for all directors and executive officers as a group, and stockholders of the Company owning more than 5% of the Company’s outstanding Common Stock.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Ownership as a Percentage of Common Stock
Executive Officers, Directors and Director Nominees (13 persons) (1) (2) (3) (4) (5) (6) (7) (8) (9) (10) (11)
Named Executive Officers
Kenneth Karels (1)	63,826	*
Peter Chapman (2)	8,757	*
Stephen Ulenberg (3)	8,226	*
Doug Bass (4)	8,538	*
Bryan Kindopp (5)	1,711	*
Directors and Director Nominees
Andrew Hove (6) (7) (8)	7,804	*
James Brannen (7)	3,471	*
Frances Grieb (6) (7)	6,804	*
Thomas Henning (7) (9)	7,991	*
James Israel (7)	1,522	*
Stephen Lacy (7) (10)	3,471	*
Daniel Rykhus (6) (7)	6,804	*
James Spies (7) (11)	5,693	*
Five Percent or Greater Stockholders
BlackRock Inc. (12)	5,894,529	10.03%
Vanguard Group Inc. (13)	5,936,978	10.10%
Wellington Management Group LLP (14)	4,694,805	7.99%

* Less than 1.0% based on the 58,755,989 total outstanding shares as of January 6, 2017.

For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Exchange Act under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he or she has the right to acquire beneficial ownership of the security within sixty (60) days. Except as otherwise indicated, all persons listed above have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. Except as otherwise indicated, the address for each stockholder listed above is c/o Great Western Bancorp, Inc., 225 S. Main Ave, Sioux Falls, South Dakota 57104.

(1)
Includes 48,000 shares of Common Stock owned by Mr. Karels' spouse, and excludes 74,167 shares of Common Stock underlying performance share units and 6,205 shares of Common Stock underlying restricted share units granted to Mr. Karels on October 20, 2014 in connection with the Offering, 6,501 shares of Common Stock underlying restricted share units granted to Mr. Karels on December 4, 2015 in accordance with the deferral requirements of the Great Western Bancorp, Inc. Short Term Incentive Plan (the "STI Plan"), 11,371 shares of Common Stock underlying performance share units and 7,581 shares of Common Stock underlying restricted share units granted to Mr. Karels on December 4, 2015, and 13,631 shares of Common Stock underlying restricted share units granted to Mr. Karels on December 2, 2016 in accordance with the deferral requirements of the STI Plan, and 11,603 shares of Common Stock underlying performance share units and 11,603 shares of Common Stock underlying restricted share units granted to Mr. Karels on December 2, 2016; all of which were granted under the Great Western Bancorp, Inc. 2014 Omnibus Incentive Compensation Plan (the "LTI Plan") and are subject to vesting.

(2)
Excludes 18,750 shares of Common Stock underlying performance share units and 2,084 shares of Common Stock underlying restricted share units granted to Mr. Chapman on October 20, 2014 in connection with the Offering, 3,817 shares of Common Stock underlying performance share units and 2,545 shares of Common Stock underlying restricted share units granted to Mr. Chapman on December 4, 2015, and 2,151 shares of Common Stock underlying restricted share units granted to Mr. Chapman on December 2, 2016 in accordance with the deferral requirements of the STI Plan, and 3,234 shares of Common Stock underlying performance share units and 3,234 shares of Common Stock underlying restricted share units granted to Mr. Chapman on December 2, 2016; all of which were granted under the LTI Plan and are subject to vesting.

(3)
Excludes 14,583 shares of Common Stock underlying performance share units and 1,621 shares of Common Stock underlying restricted share units granted to Mr. Ulenberg on October 20, 2014 in connection with the Offering, 2,924 shares of Common Stock underlying performance share units and 1,950 shares of Common Stock underlying restricted share units granted to Mr. Ulenberg on December 4, 2015, and 1,004 shares of Common Stock underlying restricted share units granted to Mr. Ulenberg on December 2, 2016 in accordance with the deferral requirements of the STI Plan, and 2,346 shares of Common Stock underlying performance share units and 2,346 shares of Common Stock underlying restricted share units granted to Mr. Ulenberg on December 2, 2016; all of which were granted under the LTI Plan and are subject to vesting.

(4)
Excludes 8,334 shares of Common Stock underlying performance share units and 928 shares of Common Stock underlying restricted share units granted to Mr. Bass on October 20, 2014 in connection with the Offering, 2,437 shares of Common Stock underlying performance share units and 1,625 shares of Common Stock underlying restricted share units granted to Mr. Bass on December 4, 2015, and 1,246 shares of Common Stock underlying restricted share units granted to Mr. Bass on December 2, 2016 in accordance with the deferral requirements of the STI Plan, and 1,966 shares of Common Stock underlying performance share units and 1,966 shares of Common Stock underlying restricted share units granted to Mr. Bass on December 2, 2016; all of which were granted under the LTI Plan and are subject to vesting.

(5)
Includes 645 shares of Common Stock owned by Mr. Kindopp in his IRA and excludes 8,334 shares of Common Stock underlying performance share units and 928 shares of Common Stock underlying restricted share units granted to Mr. Kindopp on October 20, 2014 in connection with the Offering, 1,706 shares of Common Stock underlying performance share units and 1,138 shares of Common Stock underlying restricted share units granted to Mr. Kindopp on December 4, 2015, and 377 shares of Common Stock underlying restricted share units granted to Mr. Kindopp on December 2, 2016 in accordance with the deferral requirements of the STI Plan, and 1,395 shares of Common Stock underlying performance share units and 1,395 shares of Common Stock underlying restricted share units granted to Mr. Kindopp on December 2, 2016; all of which were granted under the LTI Plan and are subject to vesting.

(6)
Shares beneficially owned include shares of Common Stock underlying restricted share units granted to each of the identified directors in connection with the Offering under the Great Western Bancorp, Inc. 2014 Non-Employee Director Plan and which vested immediately upon grant, but have no stockholder voting rights until such shares are delivered. Shares beneficially owned excludes for each of Ms. Grieb and Messrs. Hove and Rykhus, 2,222 shares of Common Stock underlying the performance share units granted in connection with the Offering under the Great Western Bancorp, Inc. 2014 Non-Employee Director Plan, which are subject to vesting.

(7)
Shares beneficially owned include shares of Common Stock underlying restricted share units granted to each of the identified directors under the Great Western Bancorp, Inc. 2014 Non-Employee Director Plan and which vested immediately upon grant, but have no stockholder voting rights until such shares are delivered.

(8)	Includes 4,333 shares of Common Stock held directly by Mr. Hove.

(9)	Includes 4,520 of Common Stock held by Mr. Henning in Henning Investments LLC.
(10) Includes 1,949 shares of Common Stock held directly by Mr. Lacy.
(11) Shares beneficially owned includes shares of Common Stock underlying restricted share units granted to Mr. Spies as a director of our Bank in connection with the Offering under the Great Western Bancorp, Inc. 2014 Non-Employee Director Plan and which vested immediately upon grant, but have no stockholder voting rights until such shares are delivered.
(12) Based solely on information obtained from a Schedule 13G filed by BlackRock, Inc. ("BlackRock") with the SEC on July 8, 2016 reporting beneficial ownership as of June 30, 2016. According to this report, BlackRock's business address is 55 East 52nd Street, New York, NY 10055. BlackRock has indicated that it holds shares of our Common Stock together with certain of its subsidiaries. BlackRock has sole voting power with respect to 5,694,211 of these shares and sole dispositive power with respect to 5,894,529 of these shares.
(13) Based solely on information obtained from a Schedule 13G/A filed by The Vanguard Group ("Vanguard") with the SEC on June 9, 2016 reporting beneficial ownership as of May 31, 2016. According to this report, Vanguard's business address is 100 Vanguard Blvd., Malvern, PA 19355. Vanguard has indicated that it holds shares of our Common Stock together with certain of its subsidiaries. Vanguard has sole voting power with respect to 64,292 of these shares, shared voting power with respect to 5,100 of these shares, sold dispositive power with respect to 5,870,186 shares and shared dispositive power with respect to 66,792 of these shares.
(14) Based solely on information obtained from a Schedule 13G filed by Wellington Management Group, LLC ("Wellington") with the SEC on February 11, 2016 reporting beneficial ownership as of December 31, 2015. According to this report, Wellington's business address is 280 Congress Street, Boston, MA 02210. Wellington has indicated that it holds shares of our Common Stock together with certain of its subsidiaries. Wellington has sole voting power with respect to 4,014,339 of these shares and sole dispositive power with respect to 4,694,805 of these shares.
RELATED PARTY TRANSACTIONS
Director Independence
A director is independent if the Board affirmatively determines that he or she has no material relationship with the Company other than serving as a director of the Company and he or she otherwise satisfies the independence requirements of the NYSE listing standards. A director is "independent" under the NYSE listing standards if the Board affirmatively determines that the director has no material relationship with us directly or as a partner, stockholder or officer of an organization that has a relationship with us. Direct or indirect ownership of even a significant amount of our stock by a director who is otherwise independent will not, by itself, bar an independence filing as to such director.
The Board has reviewed the independence of our current non-employee directors and nominees and found that each of them are independent under the applicable NYSE listing standards.

Related Party Transactions
We, our Bank or one of our subsidiaries may occasionally enter into transactions with certain “related persons.” Related persons include our executive officers, directors, nominees for director, 5% or more beneficial owners of our Common Stock, immediate family members of these persons and entities in which one of these persons has a direct or indirect material interest. We generally refer to transactions with these related persons as “related party transactions.”
Related Party Transaction Policy
Our Board has adopted a written policy governing the review and approval of transactions with related parties that will or may be expected to exceed $120,000 in any fiscal year. The policy calls for the related person transactions to be reviewed and, if deemed appropriate, approved by our Audit Committee. Upon determination by the General Counsel of the Company that a transaction requires review under the policy, the material facts are to be presented to the Audit Committee. In determining whether or not to approve a related person transaction, our Audit Committee will take into account, among relevant other factors, whether the related person transaction is in our best interests, whether it involves a conflict of interest and the commercial reasonableness of the transaction. In the event a member of our Audit Committee is not disinterested with respect to the related person transaction under review, that member may not participate in the review, approval or ratification of that related person transaction.
Certain decisions and transactions are not subject to the related person transaction approval policy, including: (i) decisions on compensation or benefits relating to directors or executive officers and (ii) loans or other indebtedness owing to us made in the ordinary course of business, on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable loans with persons not related to us and not presenting more than the normal risk of collectability or other unfavorable features.
Other Related Party Transactions
In the ordinary course of our business, we have engaged and expect to continue engaging in ordinary banking transactions with our directors, executive officers, their immediate family members and companies in which they may have a 5% or more beneficial ownership interest, including loans to such persons. Any loan to a related party was made on substantially the same terms, including interest rates and collateral, as those prevailing at the time such loan was made as loans made to persons who were not related to us. These loans do not involve more than the normal credit collection risk and do not present any other unfavorable features.
Relationship and Related Party Transactions with NAB
Prior to the completion of the Offering in October 2014, we were an indirect, wholly owned subsidiary of NAB. Following the Offering, NAB continued to be our majority stockholder through our secondary offering which closed on May 6, 2015. On July 31, 2015, NAB completed the divestiture of all of our Common Stock (the "NAB Divestiture"). NAB is a large financial institution incorporated in Australia and listed on the Australian Securities Exchange with operations in Australia, New Zealand, the United Kingdom, the United States and parts of Asia.
In connection with the Offering, we and NAB entered into certain agreements that provided a framework for our ongoing relationship, including a Stockholder Agreement which governed NAB’s rights as a stockholder, a Transitional Services Agreement pursuant to which NAB provided us with certain services for a transition period, and a Registration Rights Agreement which required that we register shares of our Common Stock beneficially owned by NAB under certain circumstances. NAB ceased control over us on August 2, 2015 (the "Non-Control Date") and the Stockholder Agreement and the Registration Rights Agreement terminated in accordance with their terms except for the following:

•
Information. Until August 2, 2025, subject to an extension of up to five (5) years upon the demonstration of a legal, tax or regulatory requirement for such extension, we and NAB have mutual rights with respect to any information and access each may require in connection with regulatory or supervisory reporting obligations or inquiries;

•	Indemnification. We and NAB each will indemnify the other and the other’s subsidiaries for breaches of the Stockholder Agreement;

•
Non-Competition. Until August 2, 2017, neither NAB nor any of its subsidiaries will be permitted to control, for purposes of the Bank Holding Company Act, a bank or insured institution with a main office or one or more branches in any of our states in which we operate; or own, manage or operate, or participate in the ownership, management or operation of, any business principally engaged in consumer lending to individuals or in lending to businesses in those states with total annual revenues of less than $250 million. These restrictions are subject to certain exceptions and will not apply to any business or activity conducted by NAB New York Branch during the five (5) years preceding the date of the Stockholder Agreement; and

•
Non-Solicitation. Neither NAB nor any of its subsidiaries is permitted to solicit for employment or hire any of our officers or employees or any officer or employee of our subsidiaries. This restriction will remain in effect until the second anniversary of the Non-Control Date and is subject to certain customary exceptions, including exceptions for general solicitations, persons no longer employed by us or our subsidiaries and persons that approach NAB and its subsidiaries on an unsolicited basis.

The Transitional Services Agreement with NAB governed the continued provision of certain services to us by NAB for the applicable transition period, all of which were completed by January 31, 2016.
Prior to the Offering, NAB provided certain of our employees with restricted shares of NAB common stock in connection with the satisfaction of short-and long-term incentive goals. We record a liability in favor of NAB based on the value and vesting schedule of the issued shares. The aggregate amount of this liability was $200,000 for fiscal year 2016. These restricted shares continue to vest in accordance with their terms, and we will provide NAB with any information NAB reasonably requests to permit vesting of these shares in accordance with their terms. NAB will also provide us with information regarding the value, vesting schedule and outstanding amount of restricted shares upon our reasonable request. During fiscal year 2016, we also paid NAB approximately $20,000 in finalization of NAB ex-patriot employee expenses.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires directors, executive officers and greater than 10% beneficial owners of the Company’s Common Stock to file reports concerning their ownership of and transactions in such Common Stock. Based on a review of these reports filed by the Company’s officers, directors and shareholders, the Company believes that its officers, directors and shareholders complied with all filing requirements under Section 16(a) of the Exchange Act during fiscal year 2016.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS
Our Board is currently composed of nine (9) members. Each of our directors is elected for a three-year term, classified into three staggered classes (designated as Class I, II and III). At each annual meeting of stockholders, upon the expiration of the term of a class of directors, the successor to each such director in the class will be elected to serve from the time of election and qualification until the third annual meeting following his or her election and until his or her successor is duly elected and qualified. At the Annual Meeting, you will be asked to elect three (3) individuals to serve on the Board until the 2020 Annual Meeting of Stockholders and until a successor shall have been elected and qualified.
The Governance Committee seeks candidates for nomination to the Board who possess the background, skills and expertise to make a significant contribution to the Board, the Company and its stockholders. The Governance Committee uses a variety of methods to identify and evaluate nominees for director. The Governance Committee periodically assesses the appropriate size of the Board and whether any vacancies on the Board are expected. In the event that vacancies are anticipated or otherwise arise, the Governance Committee will seek to identify director candidates, subject to the restrictions described below, based on input provided by a number of sources, including Governance Committee members, other directors and our management and stockholders. The Governance Committee also has the authority to consult with or retain advisors or search firms to assist in the identification of qualified director candidates.
Although the Company has no formal policy regarding diversity, the Governance Committee and the Board believe that the Board should include directors with diverse experience and business knowledge and believes that the directors and director nominees bring a diverse range of perspectives to the Board’s deliberations. The Governance Committee considers director qualifications according to the particular areas of expertise being sought as a complement to the existing Board composition at the time. Qualifications include, among others, high-level leadership experience in business activities, breadth of knowledge about issues affecting the Company and our Bank, understanding of the customers served by our Bank, a willingness to promote the success and economic growth of the Company and our Bank and time available for meetings and consultation on matters of the Company and our Bank. When considering potential director candidates, our Governance Committee also considers the candidate’s character, judgment, diversity, skills, including financial literacy, and experience in the context of our needs and those of the Board. Additionally, no individual may be nominated for election or elected as a director if on the date of election the individual would be age 75 or older. Under the corporate governance guidelines adopted by the Board, all directors are expected to own Common Stock having a value of at least four (4) times the annual Board retainer fee, exclusive of any committee and chairperson fees, no later than five (5) years after the later of January 1, 2015 or the date such person became a director and to limit board service at other public companies to no more than four (4) other public company boards.
The Board, acting pursuant to the recommendation of the Governance Committee, has nominated each director standing for re-election. Each of the nominees currently serves as a director. In considering the nominees’ individual experience, qualifications, attributes and skills, the Governance Committee and the Board have concluded that when considered together with the directors continuing in office, the appropriate experience, qualifications, attributes and skills are represented for the Board as a whole and for each of the Board’s committees. There are no family relationships among any directors, director nominees and executive officers. Each nominee has indicated a willingness to serve, and the Board has no reason to believe that any of the nominees will not be available for election. However, if any of the nominees are not available for election, proxies may be voted for the election of other persons selected by the Board. Proxies cannot, however, be voted for a greater number of persons than the number of nominees named. Stockholders of the Company have no cumulative voting rights with respect to the election of directors.
The following table sets forth certain information regarding the Class III director nominees standing for re-election at the Annual Meeting. Additional background information on each of the nominees is included below under “Nominees for Election at the 2017 Annual Meeting of Stockholders.”

Director Name	Age	Director Since	Principal Occupation
Stephen Lacy	62	2015	Chairman and Chief Executive Officer of Meredith Corporation
Frances Grieb	56	2014	Retired Deloitte LLP Partner
James Israel	60	2016	Retired Deere & Co. Executive

Nominees for Election at the 2017 Annual Meeting of Stockholders
Stephen Lacy (62) has been a director since August 2015, and also has served as a member of our Bank Board of Directors since April 2015. Mr. Lacy is the Chairman and Chief Executive Officer of Meredith Corporation, a public media and marketing company serving American women. He joined Meredith Corporation in 1998 as Vice President and Chief Financial Officer. He served as Vice President and Chief Financial Officer until 2006, and since then has served as Chief Executive Officer. He was appointed Chairman of Meredith Corporation in 2010. Mr. Lacy serves on the board of directors of Hormel Foods Corporation, a public corporation, where he is Chair of the compensation committee and also serves on its audit committee. Mr. Lacy also serves on the board of the Kansas State University Foundation and United Way of Central Iowa.
Mr. Lacy's qualifications to serve on the Board include his significant public company management experience and public company board experience. As the leader of Meredith Corporation and his other board memberships, Mr. Lacy also brings several years of public company corporate governance experience to our Board.
Frances Grieb (56) has been a directors since July 2014, and has also served on the Board of Directors of our Bank since July 2014. Ms. Grieb is a retired partner with 29 years of public accounting experience with Deloitte LLP, the international professional services firm, including leadership roles as Lead Client Service Partner and Audit Partner. Ms. Grieb was based in Deloitte LLP's office in Omaha, Nebraska, and worked with a broad array of financial service entities throughout her career. Additionally, Ms. Grieb has five years of banking industry experience with Packers National Bank, Omaha, Nebraska. Ms. Grieb also serves on the National Advisory Board of the College of Business at the University of Nebraska at Omaha and on the Millard Public Schools Business Advisory Council.
Ms. Grieb's qualifications to serve on the Board include her 35 years of relevant board and business experience in the financial services industry, including banking, insurance, broker-dealer, investment company and real estate audit and consulting, and her significant experience with corporate governance and regulatory matters. Ms. Grieb also brings to the Board her extensive experience working closely with public and private companies of various sizes focusing on accounting and technical matters, internal controls and reporting requirements.
James Israel (60) has been a director since October 2016, and has also served on the Board of Directors of our Bank since October 2016. Mr. Israel is a retired senior executive of Deere & Company, where he served most recently as President of the Worldwide Financial Services Division, a position he held from 2006 through 2014. He joined Deere & Company in 1979 holding a variety of management positions within the Agriculture, Financial Services, Construction & Forestry Divisions, and executive leadership positions within the Financial Services Division including Senior Vice President International Lending, Commercial Lending and Worldwide Equipment Financing. He also served as Vice President Marketing and Product Support, Europe, Africa, Middle East and the CIS from 2003 through 2006 in the Worldwide Agriculture Division. Mr. Israel currently serves on the board of trustees for Central College in Pella, Iowa and the advisory board of the Tippe Business College at the University of Iowa.
Mr. Israel's qualifications to serve on the Board include his more than 35 years of relevant business experience in the financial services industry, including executive leadership and public company management experience.
Required Vote
With regard to the election of the Class III directors, votes may be cast in favor or withheld. The nominees receiving the greatest number of affirmative votes cast at the Annual Meeting will be elected directors; therefore, abstentions, votes withheld and broker non-votes will have no effect on the results of the vote.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE CLASS III NOMINEES FOR DIRECTOR NAMED ABOVE.

Directors Continuing in Office
The following table sets forth information concerning each of our directors continuing in office and their respective class.

Director Name	Age	Director Class	Director Since	Principal Occupation
James Brannen	54	Class I	2015	Chief Executive Officer of FBL Financial Group, Inc.
Thomas Henning	63	Class I	2015	President and Chief Executive Officer of Assurity Group Inc.
Daniel Rykhus	51	Class I	2014	President and Chief Executive Officer of Raven Industries
Kenneth Karels	59	Class II	2015	Chairman and CEO of Great Western and our Bank
James Spies	70	Class II	2015	President of Spies Corporation
James Brannen (54) has been a director since October 2015, and has also served on the Board of Directors of our Bank since 2015. Mr. Brannen has served as Chief Executive Officer of FBL Financial Group, Inc., a publicly held financial services company, since August 2012. Prior to that, Mr. Brannen served for 21 years at FBL Financial Group, Inc. in various roles including Chief Financial Officer, Chief Administrative Officer & Treasurer, and Vice President of Finance. Mr. Brannen serves as a member of the boards of the United Way of Central Iowa, the Greater Des Moines Partnership, Property Casualty Insurers Association of America and the Federation of Iowa Insurers. In 2015, Mr. Brannen was named "Outstanding CPA in Business & Industry" by the Iowa Society of Certified Public Accountants.
Mr. Brannen's qualifications to serve on the Board include his more than 30 years of relevant business experience in the banking and financial services industry, including Chief Executive Officer and public company management experience.
Thomas Henning (63) has been a director since August 2015. Mr. Henning has also served on the Board of Directors of our Bank since 2015. Mr. Henning has served for over 25 years as President and Chief Executive Officer of Assurity Group Inc., a privately-held life and health insurance company. From 1985 through 1990, he served as Executive Vice President of First Commerce Bancshares and President and Chief Operating Officer of its lead bank, the National Bank of Commerce. From 1983 through 1985, he was President and Chief Executive Officer of First Commerce's Overland National Bank subsidiary. Prior to that, Mr. Henning served as a Vice President and loan officer specializing in agriculturally related credits. Mr. Henning also served on the board of directors of Federal Home Loan Bank of Topeka, where he served as Chairman of the risk management oversight committee and as a member of the audit and compensation committees. He currently serves on the board of directors of Nelnet, a public education finance company, where he serves as Lead Independent Director, as well as Chairman of the audit committee and as a designated financial expert and as a member of the finance and risk management committee.
Mr. Henning's qualifications to serve on the Board include his over 30 years of relevant business experience in the banking and financial services industry and significant management and leadership experience. Mr. Henning also completed a comprehensive program of study by National Association of Corporate Directors ("NACD") and has been named a NACD Fellow. Mr. Henning is a Chartered Financial Analyst and brings substantial financial expertise and experience to the Company's Board.
Daniel Rykhus (51) has been a director since July 2014. Mr. Rykhus joined our Bank as a director in 2011. Since August 2010, he has served as President and Chief Executive Officer of Raven Industries, a publicly-held corporation that solves great challenges through innovative, high-value products in precision agriculture, high performance specialty films, and situational awareness markets. He has been a member of the board of directors of Raven Industries since 2008. He has worked in various managerial capacities at Raven Industries since 1991, starting as Manufacturing Manager of the Applied Technology Division and serving from 1999 through 2008 as the Division's General Manager. From 2008 through 2010, Mr. Rykhus was the Executive Vice President of Raven Industries. In addition, Mr. Rykhus serves on the boards of directors of the Sioux Empire United Way, the Sioux Falls Area Chamber of Commerce and Face It Together, a nonprofit organization that employs innovative approaches to combating drug and alcohol addiction.
Mr. Rykhus' qualifications to serve on the Board include his 25 years of managerial experience and his years of experience as a director and Audit Committee member for our Bank. As the leader of a publicly-held company with a market capitalization of approximately $1 billion as of September 2016, Mr. Rykhus also brings several years of public company corporate governance experience to our Board.

Kenneth Karels (59) has served as Great Western's President and Chief Executive Officer and on its Board since 2010. Mr. Karels is also the President and Chief Executive Officer of our Bank and serves on the Boards of Directors of our Bank and our other subsidiaries. Mr. Karels' duties include overall leadership and executive oversight of our Bank. Mr. Karels has 40 years of banking experience and expertise in all areas of bank management and strategic bank acquisitions. He has served in several different capacities at our Bank since February 2002, including Regional President and Chief Operating Officer for the Bank's branch distribution channel including agriculture, business and retail lending and deposits functions. During his executive tenure, Mr. Karels has helped grow our Bank from $5.2 million in assets at September 30, 2009 to over $11 billion in assets today. Before joining our Bank, Mr. Karels served as President and Chief Executive Officer at Marquette Bank, Milbank, SD, where he was employed for 25 years. In addition, Mr. Karels also serves as a member of the Federal Advisory Council to the Board of Governors' of the Federal Reserve Bank, on the board of Avera Health Systems, the board of Valley Queen Cheese and the board of the South Dakota Education Enhancement and Funding Corporation.
Mr. Karels' qualifications to serve on the Board include his operating, management and leadership experience in the banking industry and as the Company's President and Chief Executive Officer. Mr. Karels has extensive knowledge of, and has made significant contributions to, the growth of Great Western and our Bank.
James Spies (70) has been a director since August 2015. Mr. Spies has served as a member of our Bank's Board of Directors since May 1983 and is the Chairman of its Trust Committee. Mr. Spies is President of Spies Corporation, a privately-held company that owns, operates, manages and develops real estate, and he also owns a number of retail businesses in South Dakota. Mr. Spies has served as a Corporate Director of the Educational Enhancement Funding Corporation since 2002 and has, since 2010, served as a Commissioner of the South Dakota Game, Fish and Parks Commission. He also served as a member on the South Dakota Transportation Commission from 2005 through 2011.
Mr. Spies' qualifications to serve on the Board include his extensive management experience, in-depth knowledge about our business and over 30 years of relevant experience as a member of the Board of Directors of our Bank.
EXECUTIVE OFFICERS OF THE COMPANY
Certain information regarding those persons serving as the Company's executive officers is set forth below.
Kenneth Karels (59) has served as Great Western’s President and Chief Executive Officer and on its Board of Directors since 2010. Mr. Karels is also the President and Chief Executive Officer of our Bank and serves on the Boards of Directors of our Bank and our other subsidiaries. Mr. Karels’ duties include overall leadership and executive oversight of our Bank. Mr. Karels has 40 years of banking experience and expertise in all areas of bank management and strategic bank acquisitions. He has served in several different capacities at our Bank since February 2002, including Regional President and Chief Operating Officer for the Bank’s branch distribution channel including agriculture, business and retail lending and deposits functions. During his executive tenure, Mr. Karels has helped grow our Bank from $5.2 billion in assets at September 30, 2009 to over $11 billion in assets today. Before joining our Bank, Mr. Karels served as President and Chief Executive Officer at Marquette Bank, Milbank, SD, where he was employed for 25 years. In addition, Mr. Karels also serves as a member of the Federal Advisory Council to the Board of Governors' of the Federal Reserve Bank, on the board of Avera Health Systems, the board of Valley Queen Cheese and the board of the South Dakota Education Enhancement and Funding Corporation.
Peter Chapman (42) has served as Great Western’s Chief Financial Officer and Executive Vice President since 2013 and on its Board of Directors from January 2013 until October 2014, as well as the Chief Financial Officer and Executive Vice President of Great Western Bancorp, Inc. since its formation in July 2014. Mr. Chapman is also the Chief Financial Officer and Executive Vice President of our Bank. Mr. Chapman has over 20 years of industry experience and is responsible for all aspects of our financial and regulatory reporting together with planning and strategy and treasury management of our balance sheet. From 2010 until he was appointed as our Chief Financial Officer in November 2012, Mr. Chapman served as the General Manager, Finance Performance Management & Non Traded Businesses for NAB’s Wholesale Banking business. From 2007 through 2010, Mr. Chapman served as Head of Financial Control at NAB and was responsible for oversight and delivery of NAB’s external financial reporting and internal management reporting. From 2004 through 2007, Mr. Chapman was Manager, and then Senior Manager, in NAB’s Group Accounting Policy team. From 1995 through 2004, Mr. Chapman held various roles with Ernst & Young’s Financial Services Audit Division, including Group Manager of its Melbourne, Australia office’s Financial Services Audit practice, and he was seconded to Ernst &

Young’s New York office from 1998 through 2000. Mr. Chapman has been a Chartered Accountant with the Institute of Chartered Accountants Australia since 1998 and is currently a Fellow of the Institute.
Stephen Ulenberg (59) has served as Great Western’s Chief Risk Officer and Executive Vice President since 2012. Mr. Ulenberg has also served as the Chief Risk Officer and Executive Vice President of our Bank since 2010. Mr. Ulenberg is responsible for ensuring that risk is effectively managed and overseen across our enterprise. Mr. Ulenberg has over 30 years of experience in the financial services industry, including a 24-year career with NAB and its subsidiaries, where he has worked in a number of senior positions including frontline business leadership in commercial and wholesale banking, risk management and major, cross-organizational strategic initiatives—at both Bank of New Zealand (a NAB subsidiary) and NAB. Immediately prior to joining our Bank, Mr. Ulenberg was responsible for the leadership of Bank of New Zealand’s enterprise risk management capability across a $60 billion lending portfolio. In that role, Mr. Ulenberg provided related analytics, risk reporting, portfolio metrics, risk insights, asset quality information and oversight of decision analysis, managed provisioning, risk appetite and advanced Basel models and led ongoing enhancements to Bank of New Zealand’s risk management capabilities.
Doug Bass (55) has served as a Regional President of our Bank since 2010 and is also an Executive Vice President of our Bank. Mr. Bass oversees all of our banking operations within the states of Arizona, Colorado, Iowa, Kansas and Missouri, as well as our wealth management and mortgage banking business lines. In total, Mr. Bass has over 33 years of banking experience. Mr. Bass has worked in various capacities with our Bank since 2009 and has expertise in all areas of bank management within Great Western Bank. Before joining our Bank, Mr. Bass served as President of First American Bank Group. Previously Mr. Bass served in various capacities over 15 years with Firstar Corporation, which is now known as US Bank, including as President and Chief Executive Officer of Firstar’s Sioux City and Council Bluffs operations in western Iowa and as Manager of Correspondent Banking for its eastern Iowa operations, which also included responsibility for commercial banking and agribusiness lending.
Bryan Kindopp (49) has served as a Regional President of our Bank since 2011 and is also an Executive Vice President of our Bank. Mr. Kindopp oversees all of our banking operations within the states of South Dakota, Nebraska, Minnesota and North Dakota. In these states, Mr. Kindopp is responsible for branch operations of 95 of our locations and approximately 700 of our employees. Mr. Kindopp has 25 years of banking experience. Mr. Kindopp has expertise in all areas of bank management and strategic bank acquisitions and has served in several different capacities at Great Western Bank since 2001. Mr. Kindopp’s roles have included Market President and Group President for our Bank’s branch distribution channel for the northeastern region of South Dakota. In these roles, Mr. Kindopp had responsibility for agriculture and commercial business and retail lending and deposit functions. Before joining Great Western Bank, Mr. Kindopp served as Vice President and Market Manager for three years at Marquette Bank, Kimball, SD.
COMPENSATION DISCUSSION & ANALYSIS
This Compensation Discussion & Analysis section reviews the compensation program for our five current named executive officers ("NEOs"), which consists of our principal executive officer, principal financial officer and our three other most highly-compensated executive officers as of September 30, 2016.
2016 Business Highlights
During 2016, the Company's executive officers continued to provide strong management through the extended low interest rate environment and maintained the Company's long-term strategy of sound, conservative underwriting. The executive officers' stead leadership focused on taking a measured and balanced approach to sourcing alternative growth strategies and increasing stockholder value, while maintaining credit quality and appropriate reserves.
The Compensation Committee of our Board recognizes that the Company's executive officers have a key role in overseeing growth while appropriately managing risk. In that regard, the Compensation Committee considered the accomplishments of management in the following context:

•	Successful acquisition of HF Financial Corp. ("HF"), and its integration of 23 offices across South Dakota, Minnesota and North Dakota;

•	Continued focus on operating efficiency resulted in 11.2% growth in consolidated net income to $121.3 million, return on equity of 7.9% and return on assets of 1.16% for fiscal year 2016;

•	Strong efficiency ratio of 49.6% for fiscal year 2016;

•	Increased loan balances by $1.36 billion, or 18.5%, compared to fiscal year 2015 (includes $863.7 million of acquired loans from HF; organic growth of 6.7%);

•	Increased deposit balances by $1.22 billion, or 16.5%, compared to fiscal 2015 (includes $863.1 million of acquired deposits from HF; organic growth of 4.8%);

•	Asset quality remained stable with net charge-offs of 0.12% of average loans in fiscal year 2016 compared to 0.13% in fiscal 2015; and

•	Continued strong capital ratios.
Our Fiscal Year 2016 Executive Compensation Program
Overview
The Compensation Committee has responsibility for developing, implementing and monitoring executive officer compensation programs and policies as well as adherence with the Company's compensation philosophy. The Compensation Committee sets the compensation for our CEO and makes recommendations to the Board for all other NEOs. In administering the Company's executive compensation program, the Compensation Committee is mindful of our culture and history as well as the growth strategy of our Company and its business. Our compensation philosophy and programs are designed to attract and retain management capable of overseeing growth while appropriately managing risk.
The Compensation Committee believes the total direct compensation of our NEOs should be weighted toward incentive compensation rather than through fixed components such as base salary and benefits. This philosophy is intended to create and foster a pay-for-performance framework within defined risk parameters that drives stockholder value by aligning stockholder and NEO interests. Our STI Plan and LTI Plan are designed to provide a significant percentage of our NEOs' total compensation which is linked to performance and the interests of our stockholders.
Our Executive Compensation Practices

What We Do	What We Don't Do
We Pay-for-Performance: The majority of executive pay is not guaranteed. Our CEO and NEOs on average have a majority of their target total direct compensation tied to company performance.	No Hedging or Short Selling: Our NEOs are prohibited from engaging in short selling of our Common Stock or engaging in hedging or offsetting transactions regarding our Common Stock.
We Set Aggressive Goals: Our performance hurdles are designed to require outstanding individual performance along with superior returns in order to receive target payout.	No Pledging: Our NEOs are prohibited from pledging our securities.
We Have a Clawback Policy: In the event of a material negative restatement we can claw back any payments made which were predicated on achieving certain financial results.	No Undue Risk: We discourage excessive risk taking by having a balanced portfolio of short- and long-term incentive performance measures and a cap on final payouts.
We Utilize External Compensation Expertise: The Compensation Committee has retained Willis Towers Watson, an external compensation consultant, to advise on the executive compensation programs and practices.

No CIC Payment Absent a Double Trigger: Payments under our employment agreements and our long-term incentive programs generally require two events for vesting - both a change-in-control and a qualifying termination of employment.

Compensation Philosophy and Objectives
The philosophy underlying our executive compensation program is to promote a pay-for-performance environment and remain competitive with market practices in order to attract and retain key talent, which will support the long-term success of the Company and build value for our stockholders.
The compensation elements included in the pay of our NEOs vary and are reflective of different pay objectives. Base salaries are intended to pay executives competitively relative to their market peers and individual performance. Relevant performance elements that influence base pay include leadership, innovation, strategic contributions, customer service and talent management. Variable compensation (short-term and long-term incentives) is tied to financial measures (such as net income, deposit growth, loan growth, return on average assets, credit quality and return on tangible equity), achievement of specific business objectives, retention of the executive, and increased stockholder value. It is also the Compensation Committee's philosophy to include retirement and health and welfare benefits to all employees on a non-discriminatory basis.
The Compensation Committee believes the executive compensation program should be designed to accomplish the following goals:

•	Encourage the achievement of corporate financial objectives that create value for our stockholders;

•	Align the interests of our executives with our stockholders; and

•	Serve as a retention incentive for our executives.
Pay Mix
Reinforcing pay-for-performance is an important underpinning of our compensation framework. For fiscal year 2016, our CEO and the other NEOs average target variable-based compensation was 71% and 57%, respectively. As seen in the pie charts below, a majority of compensation for our CEO and other NEOs is performance based.
Program Design
In June 2014, the Compensation Committee first engaged an external compensation consultant, Willis, Towers Watson ("WTW"), as a compensation consultant. WTW provides the Compensation Committee with ongoing assessments of competitive market and best practices relating to executive compensation practices, including competitive benchmarks, research on regulatory and industry trends, and program design.
Peer Group Analysis. In identifying and constructing a competitive peer group, the Compensation Committee and WTW took into consideration which companies compete for customers, executive talent or investors, as well as the size of the peer companies. These factors were considered as the Compensation Committee sought to approximate the median of the peer group, and the structure of the Company as it competes in the marketplace. The Compensation Committee determined that for setting fiscal year 2016 compensation, it was appropriate for the peer group to be consistent with that used for fiscal year 2015 compensation decisions. The peer group was comprised of the 22 companies noted below, with assets between $5 billion and $23 billion as of their respective fiscal year-ends. Our assets of $11.5 billion, as of September 30, 2016, were positioned at approximately the mediation of the combined peer group for 2016.

1st Source Corporation	MB Financial Inc.
Bancorp South, Inc.	National Penn Bancshares Inc.
BancFirst Corporation	Old National Bancorp.
Columbia Banking System Inc.	S&T Bancorp Inc.
F.N.B. Corporation	TCF Financial Corporation
First Financial Bankshares Inc.	Trustmark Corporation
First Midwest Bancorp Inc.	UMB Financial Corporation
Fulton Financial Corporation	Umpqua Holdings Corporation
Glacier Bancorp, Inc.	United Bankshares Inc.
Heartland Financial USA, Inc.	Valley National Bancorp
IberiaBank Corp.	Wintrust Financial Corporation
When making compensation decisions, the Compensation Committee reviews the compensation paid to our CEO and other NEOs relative to the compensation paid to similarly-situated executives, to the extent available, at our peer companies based on publicly available information reported in our peers' proxy statements and market data received from WTW.
WTW provided the Compensation Committee with background information regarding the Company's compensation structure as compared to market practices. The consultant provided the Compensation Committee with analysis with respect to each of the NEOs positions, including a comparison of actual total compensation, total direct compensation, target total direct compensation as well as each component of compensation on a comparative basis with the Company's peer group and market data where available.
Elements of Compensation
This section provides information and perspective regarding our 2016 executive compensation program and decisions for our executive officers generally, and more specifically, for our NEOs:

Name	Title
Kenneth Karels	President and CEO of the Company and Great Western Bank
Peter Chapman	Executive Vice President and CFO of the Company and Great Western Bank
Stephen Ulenberg	Executive Vice President and CRO of the Company and Great Western Bank
Doug Bass	Executive Vice President and Regional President of Great Western Bank
Bryan Kindopp	Executive Vice President and Regional President of Great Western Bank
The principal elements of our executive compensation program are:

•	Base Salary;

•	Short-Term Incentive Plan (Annual Cash Bonus);

•	Long-Term Incentive Plan (Performance Shares and Restricted Shares); and

•	Perquisites and Other Personal Benefits.
When setting the total compensation opportunity for our NEOs, the Compensation Committee uses data available from various sources, including peer group information, publicly available data and advice from WTW. The Compensation Committee also considers other relevant factors, such as Company and individual performance, internal equity and our compensation philosophy.
Base Salary
The Company provides NEOs with base salary to compensate them for services rendered during the fiscal year and to reflect each NEO's position, specific skills, tenure, experience, responsibility and performance. Annual base salary adjustments for our President and CEO for any given year are determined by the Compensation Committee and by the Board, upon the recommendation of the Compensation Committee, for our other NEOs at the beginning of the fiscal year. Increases or decreases in base salary on a given year-over-year basis are dependent on the Compensation Committee's assessment of the Company's and individual's performance.

The Compensation Committee has full discretion to set our CEO's salary and makes recommendations to the Board for other NEO salaries. As part of the process, the Compensation Committee solicits the recommendation of Mr. Karels with respect to the NEOs (other than himself). The Compensation Committee also considers peer data provided by WTW in evaluating recommendations.
In fiscal year 2016, the Compensation Committee made the following determinations relative to base salary.

Executive	2015 Base Salary	2016 Base Salary
Kenneth Karels	$715,000	$750,000
Peter Chapman	345,000	355,000
Stephen Ulenberg	285,000	290,000
Doug Bass	278,000	300,000
Bryan Kindopp	235,000	242,000
Annual Cash Incentive Compensation
For fiscal year 2016, our NEOs participated in the STI Plan that provides an opportunity for the payment of annual cash bonus based on business and individual performance during the year. The STI Plan rewards achievement of four key business drivers: financial and risk management; strategic projects; employees and culture; and customer and community. Each NEO's target short-term incentive, ("STI"), was established prior to the beginning of fiscal year 2016, and the actual STI earned reflects both individual and business performance.
Determination of Earned STI Award
Under our STI Plan, a pool is established with specific targets weighted equally for fiscal year return on equity and consolidated net income. The pool is subject to increase or decrease based upon the level at which the targets are achieved (the "Business STI Multiplier"). The Business STI Multiplier can range from 0% to 130%. The pool can be further adjusted taking into account a qualitative overlay reflecting management of business risks, stockholder expectations and the quality of financial results. For the 2016 fiscal year, after considering growth in earnings and achievement of return on total allocated equity (in accordance with GAAP), the Compensation Committee determined that a business STI multiple of 1.092, or 109.2%, was appropriate.
The individual STI multiple can range from 0% up to 200% for outstanding performance and was determined by the Compensation Committee after assessing individual performance against pre-established metrics. The following key achievements were considered in determining the individual STI multiple for fiscal year 2016 for each NEO as set forth in the Total Bonus Payout section of this Proxy Statement.
For Mr. Karels, he successfully led management in strong overall business performance with excellent risk management and strong balance sheet outcomes, successfully negotiated and led the integration of the acquisition of HF, and achieved and maintained good regulatory review outcome; for Mr. Chapman, strong overall Great Western Bank financial results and providing reporting and guidance through the acquisition of HF; for Mr. Ulenberg, successful management of Great Western Bank within risk appetite parameters and maintenance of a sound risk profile in connection with sustainable growth projections; for Mr. Bass, continued development and growth of his regional footprint including profitable growth of the loan and deposit portfolios, recruitment and retention of talent and adherence to the Bank's risk profile, policies and procedures to ensure the safety and soundness of the institution; and for Mr. Kindopp, successfully led the integration of the acquisition of HF, recruitment and retention of talent and adherence to the Bank's risk profile, policies and procedures to ensure the safety and soundness of the institution.
In addition, our NEOs were subject to a compliance gateway. Our NEOs are subject to a reduction in their STI, either in part or in full depending on the severity of the breach, if they do not pass the compliance expectations of their role. No such reduction was applied to the STI awards earned by our NEOs for fiscal year 2016.
Mandatory Deferral of Earned STI Award
Under the STI Plan, a portion of our NEOs earned STI awards were subject to mandatory deferral to instill an appropriate focus on business performance beyond the current year, allow for alignment with risk outcomes, support achievement of targets, and encourage an appropriate level of stockholding by senior executives. For Mr. Karels, 50% of his earned STI award was deferred into GWB equity, of which half will vest in December 2017 and half in December 2018. For Messrs. Chapman, Ulenberg, Bass and Kindopp, 25% of each of their total award was deferred into GWB equity and will vest in December 2017.
Performance Results and Payouts
The Company-level objective for fiscal year 2016 was to achieve consolidated net income of $119.7 million and return on equity of 7.8%. The Company's consolidated net income for the year ended September 30, 2016 was $130.9 million and return on equity was 8.5%. Each of the Company-level objectives and the actual results exclude one-time acquisition costs incurred in integrating HF Financial Corp. In determining the actual annual bonus for each NEO associated with the achievement of Company-level objectives, the Compensation Committee considered a number of factors, including the following achievements:

•	Company's achievement of the consolidated net income objective and growth in total assets;

•	Continued delivery of results despite a sustained low interest environment; and

•	Successful completion and integration of the acquisition of HF.
The Compensation Committee focused on the fact that the Company exceeded its targeted consolidated net income and return on equity goals, specifically noting the achievement of consolidated net income net of acquisition-related costs. Based upon these factors and related considerations, the Compensation Committee determined to use 109.2% as the Business STI Multiplier in determining annual bonuses.

Metrics for 2016 STI	Target (1)	Actual (1)	Run Rate Payout	Business STI Multiplier
Net income (50%)	$119,720	$130,982	109.4%
Return on equity (50%)	7.8%	8.5%	109.0%	109.2%

(1) Excludes one-time acquisition costs incurred in integrating HF Financial Corp.
Individual Performance Component: The Compensation Committee determined that each of the NEOs achieved certain prescribed levels of their individual performance objectives and were each eligible to receive between 75% and 200% for that component of the bonus.
Total Bonus Payout: The final determination of a NEOs actual bonus payment is based on the Compensation Committee's evaluation of Company and individual performance including consolidated net income, return on equity and discretionary factors. The Compensation Committee retains the discretion to determine the amount of any annual bonus awarded to our President and CEO and recommend to the Board the amount of any annual bonus awarded to the other NEOs. The final determination and recommendation of the Compensation Committee could result in no bonus being paid or a bonus in an amount more than the high bonus opportunity, when taking into effect the Business STI Multiplier. Based on this analysis, the Compensation Committee exercised its final discretion, and approved the annual bonus award for our CEO and made the recommendation to the Board for the other NEOs. The following table sets forth the total eligible annual cash bonus amounts at target and annual bonuses actually paid to each of our NEOs under the STI Plan for fiscal year 2016.

Name	Base Salary	STI Target Percentage	STI Target Amount	Business STI Multiple	Individual Multiple	Earned STI
Kenneth Karels	$750,000	75%	$562,500	1.092	1.75	$1,074,938
Peter Chapman	355,000	50%	177,500	1.092	1.75	339,203
Stephen Ulenberg	290,000	50%	145,000	1.092	1.00	158,340
Doug Bass	300,000	30%	90,000	1.092	2.00	196,560
Bryan Kindopp	242,000	30%	72,600	1.092	0.75	59,459

Long-Term Incentive Compensation
The Compensation Committee believes that a substantial portion of each NEOs compensation should be in the form of long-term incentive compensation in order to further align the interests of our NEOs and stockholders. The framework is designed to:

•	provide a competitive compensation opportunity;

•	align the interests of management with the interests of stockholders;

•	foster retention;

•	allow the Company to compete effectively for talent;

•	support the Company's long-term strategy and growth objectives;

•	align management's long-term compensation with achievement of business goals;

•	link pay and performance;

•	create a long-term focus based on sustainable results; and

•	create stock ownership.
Long-term incentive compensation opportunities are provided to the NEOs through the award of annual grants under the LTI Plan.
Award Mix
The Compensation Committee administers the LTI Plan and determines the mix of awards included in the annual grant. Historically the Compensation Committee has determined that the award vehicle mix should be comprised of the following:

Award Vehicle Mix	% of Award
Restricted Share Units	50%
Performance Based Share Units	50%
Restricted Share Units and Performance Share Units are designed to align management's long-term compensation with achievement of business goals, as well as link pay and performance. Restricted Share Unit awards vest annually in equal amounts over a three (3) year period. Performance-based awards under the LTI Plan are contingent upon the achievement of pre-established long-term goals set in advance by the Compensation Committee over a three (3) year period with overlapping performance cycles. Performance-based equity awards vest at the end of the applicable three (3) year period performance cycle based on the Company's performance against pre-established goals certified by the Compensation Committee. See the "2016 Grants of Plan-Based Awards Table" on page 32 of this Proxy Statement.
Perquisites and Other Benefits
Our NEOs receive various perquisites provided by or paid for by us that we believe are reasonable, competitive and consistent with the Company's overall compensation philosophy. In fiscal year 2016, these perquisites included: car expenses, transitional employment benefits and costs and club dues. Our NEOs were also eligible for a 401(k) employer match, profit sharing contribution and life insurance on the same terms as all other employees of the Company.
Attributed costs of the personal benefits described above for all NEOs for the fiscal year ended September 30, 2016 are included in the "2016 Summary Compensation Table, All Other Compensation" column on page 28 of this Proxy Statement.
Post-Termination Compensation
We have entered into employment agreements with each of our NEOs that provide for post-termination compensation. These agreements provide for payments and other benefits if the NEO's employment terminates for a qualifying event or circumstance. Additionally, the employment agreements provide for the payment of enhanced severance benefits if the NEO's employment is terminated within twenty-four (24) months of a "change-in-control" (as defined in the agreements). Additional information regarding the employment agreements, including a definition of key terms and a quantification of benefits that would have been received by our NEOs had termination occurred on September 30, 2016, is found under the heading "Potential Payments Upon Termination or Change-in-Control" on page 35 of this Proxy Statement.
The Compensation Committee believes these employment arrangements are an important part of overall compensation for our NEOs and will help to secure the continued employment and dedication of our NEOs, prior to or following a change-in-control, notwithstanding any concern that they might have at such time regarding their own continued employment. These agreements also contain restrictive covenants, including non-compete and non-solicitation provisions, which protect the Company's interests in its client and employee relationships. The Compensation Committee also believes that these agreements are important as a recruitment and retention device, as nearly all of the companies with which we compete for executive talent have similar agreements in place for their senior employees.
Additional Information Regarding Compensation Policies
We have additional compensation policies that support our practices. These policies serve to further illustrate and provide context around our approaches to compensation.
Clawback Policy. Our clawback policy provides that the Company may recover any cash payment or equity awards made to a then current executive officer, or an individual who became a former executive officer following the adoption of such policy, if the payment or award was predicated upon achieving certain financial results that were subsequently the subject of a material negative restatement caused by the intentional misconduct of the executive officer. In such event, the Company may recover the amount by which any annual or long-term payments or awards made or granted exceeded what would have been awarded or granted based on restated financial statements. In addition, the Company may recover any profits realized on the sales of securities received by such executive officer pursuant to such awards.
In addition, the clawback provision of the Sarbanes-Oxley Act of 2002 also applies to our NEOs. This provision provides that if the Company is required to restate its financial statements as a result of misconduct, the NEOs are required to reimburse the Company for bonuses or other incentive-based or equity-based compensation and profits realized during the three (3) completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement.
Impact of Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended, (the "Code"), imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the certain "covered employees." The "covered employees" generally consist of a company's Chief Executive Officer and the other NEOs (other than the Chief Financial Officer). This limitation does not apply to compensation that meets the requirements under Section 162(m) for "qualifying performance-based" compensation. Although the Compensation Committee considers the deductibility of executive compensation, the Compensation Committee also recognizes the need to retain flexibility to make compensation decisions that may not meet the standards of Section 162(m) when necessary to enable the Company to continue to attract, retain and motivate highly-qualified executives. The Compensation Committee therefore reserves the authority to approve potentially non-deductible compensation as it deems appropriate.
Prohibition on Hedging and Short Selling. The Company's executive officers and directors are prohibited from engaging in short selling of the Common Stock or engaging in hedging or offsetting transactions regarding the Common Stock.
Prohibition on Pledging Stock. The Company's executive officers and directors are prohibited from pledging any of the Company's securities.
Compensation Process and Roles
Role of Management. The Compensation Committee made all fiscal year 2016 compensation decisions for our CEO and recommended to the Board all compensation decisions for all other NEOs. Mr. Karels annually reviews with the Compensation Committee the performance of each of the NEOs, except for himself, whose performance is reviewed by the Compensation Committee. The conclusions reached and the compensation recommendations based on these reviews, including with respect to salary adjustments and incentive award amounts, were presented to the Compensation Committee.
Committee Process. During fiscal year 2016, the Compensation Committee reviewed both the Company's compensation philosophy and the actual compensation being paid by the Company. The Compensation Committee met, including in executive sessions without any members of management present, to discuss, evaluate and set executive officer compensation. In setting and making recommendations for compensation for each of the NEOs, the Compensation Committee focused on the total compensation received by each NEO, as well as the allocation of each element of compensation in relation to those provided by the peer companies identified above. The Compensation Committee acted pursuant to a written charter that had been approved by our Board.
Compensation Consultant. The Compensation Committee has the sole authority to retain and dismiss its own outside compensation consultants and any other advisors it deems necessary. The role of a compensation consultant is to assist the Compensation Committee in analyzing executive compensation packages and to provide the Compensation Committee with information regarding market compensation levels, general compensation trends and best practices. The consultant also provides advice regarding the competitiveness of specific pay decisions and actions for the NEOs, as well as the appropriateness of the design of the Company's executive compensation programs. In fiscal year 2016, the Compensation Committee relied upon WTW to advise it on executive compensation-related issues and to provide advice relating to establishing bonus opportunities and target incentives for fiscal year 2016. WTW attended meetings of the Compensation Committee, including executive sessions, upon invitation. The Compensation Committee reviewed its relationship with WTW in 2016 and considered all relevant factors, including those set forth under the NYSE Listed Company Manual Section 303A.05(c)(iv)(A)-(F) and in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act and determined that the work performed by WTW does not raise a conflict of interest.
2016 Summary Compensation Table
The following table summarizes compensation awarded to, earned by or paid to our NEOs for fiscal year 2016, 2015 and 2014. The section of this Proxy Statement entitled "Compensation Discussion & Analysis" describes in greater detail the information reported in this table and the objectives and factors considered in setting NEO compensation.

Name & Principal Position	Year	Salary (4) ($)	Stock Awards (6) (7) ($)	Non-Equity Plan Compensation (5) ($)	All Other Compensation (8) (9) (10) ($)	Total ($)
Kenneth Karels (1)	2016	$750,000	$700,000	$1,074,938	$21,638	$2,546,576
President and CEO	2015	715,000	1,670,000	800,353	21,233	3,206,586
	2014	577,500	382,555	618,750	17,438	1,596,244
Peter Chapman (1) (2)	2016	355,000	235,000	339,203	43,960	973,163
Executive Vice President and CFO	2015	345,000	450,000	223,129	165,030	1,183,159
	2014	321,867	25,934	144,006	111,952	603,759
Stephen Ulenberg (1) (3)	2016	290,000	180,000	158,340	54,886	683,226
Executive Vice President and CRO	2015	285,000	350,000	106,341	303,285	1,044,626
	2014	239,132	19,667	69,903	211,952	540,653
Doug Bass (1)	2016	300,000	150,000	196,560	21,772	668,332
Executive Vice President of the Bank	2015	278,000	200,000	107,877	20,805	606,682
	2014	278,000	107,644	108,419	20,101	514,164
Bryan Kindopp (1)	2016	242,000	105,000	59,459	22,624	429,083
Executive Vice President of the Bank	2015	235,000	200,000	70,148	20,981	526,129
	2014	235,000	40,032	70,500	21,763	367,295
(1) We entered into employment agreements with our NEOs in connection with the Offering. Prior to the Offering, Mr. Chapman was seconded to us from NAB, and Mr. Ulenberg was seconded to us from Bank of New Zealand, a wholly owned subsidiary of NAB. Mr. Chapman’s and Mr. Ulenberg’s employment with NAB or Bank of New Zealand, respectively, was transferred to us when the agreements became effective upon the completion of the Offering. See “Current Employment Arrangements” for further details.
(2) All items provided to Mr. Chapman for fiscal year 2016 were paid in U.S. dollars.
For fiscal year 2015, the following compensation items have been converted from Australian dollars to U.S. dollars using an exchange rate as of September 30, 2015 of AU$1.00 = US$0.7010: certain expatriate benefits and premiums for medical coverage. Contributions to an Australian superannuation fund were paid in Australian dollars and converted to U.S. dollars on a monthly basis by NAB for inclusion in Mr. Chapman’s compensation. The remaining items for fiscal year 2015 were paid in U.S. dollars.

(3) All items provided to Mr. Ulenberg for fiscal year 2016 were paid in U.S. dollars.
For fiscal year 2015, the following compensation items have been converted from New Zealand dollars to U.S. dollars using an exchange rate as of September 30, 2015 of NZ$1.00 = US$0.63901: about 17% of base salary, bonus, contributions to a New Zealand superannuation fund, certain expatriate benefits and premiums for medical coverage. The remaining items for fiscal year 2015 (including tax equalization payments) were paid in U.S. dollars.
(4) The fiscal year 2014 salary amounts include payments made in fiscal year 2015 for retroactive adjustments to 2014 salaries for Messrs. Karels, Chapman and Ulenberg for the period from August 1, 2014 through September 30, 2014. See “Current Employment Arrangements” for further details.
(5) The amounts in this column represent each NEO's annual incentive payment, including amounts deferred in GWB equity, under the STI Plan for fiscal years 2016, 2015 and 2014. See “Annual Cash Incentive Compensation” for further details.
(6) The value reflects the aggregate grant date fair value under FASB ASC Topic 718. For fiscal year 2016, the value was based on the closing price of the Common Stock on the grant date of $30.78 per share; for fiscal year 2015, this value was based on the Offering price of the Common Stock of $18.00 per share; and for fiscal year 2014, the NAB equity-based award values have been converted from Australian dollars to U.S. dollars using an exchange rate as of September 30, 2014 of AU$1.00 = US$0.8752.
(7) For each of the NEOs, the amounts for fiscal year 2016 include a long-term equity incentive award split 50/50 between restricted share units with 33-1/3% of units scheduled to vest each year over 3 years and performance share units scheduled to vest in December 2018 based on GWB's achievement of performance metrics including return on tangible assets (70% weighting) and adjusted efficiency ratio (30% weighting); Mr. Karels - $700,000, Mr. Chapman - $235,000, Mr. Ulenberg - $180,000, Mr. Bass - $150,000 and Mr. Kindopp - $105,000.
For each of the NEOs, the amounts for fiscal year 2015 include performance share unit awards granted in connection with the Offering in October 2014, which will vest in September 2017 based on GWB's achievement of performance metrics including net income (40% weighting) and return on equity (60% weighting): Mr. Karels - $1,000,000, Mr. Chapman - $225,000, Mr. Ulenberg - $175,000, Mr. Bass - $100,000 and Mr. Kindopp - $100,000.
For each of the NEOs, the amounts for fiscal year 2014 include the portion of the 2013 annual incentive that was subject to mandatory deferral and granted in February 2014 in the form of deferred shares of NAB common stock, with the following grant date fair values: Mr. Karels - $223,106, Mr. Chapman - $25,161, Mr. Ulenberg - $18,893, Mr. Bass - $29,109 and Mr. Kindopp - $16,181. The amounts also include: (1) for Mr. Karels, a long-term equity incentive award of performance shares of NAB common stock granted in December 2013 (with 50% of the award having a grant date fair value of $79,722 and the remaining 50% having a grant date fair value of $79,727), which will vest based on NAB's total stockholder return performance against two peer groups from November 2013 to November 2017, (2) for each of Messrs. Chapman, Ulenberg, Bass and Kindopp, a long-term equity incentive award of restricted shares of NAB common stock granted in December 2013 (each with a grant date fair value of $773) in recognition of NAB's 2013 fiscal year performance, (3) for Mr. Bass, a long-term equity incentive award of restricted shares of NAB common stock granted in May 2014 in recognition of Mr. Bass' contributions (with a grant date fair value of $77,762), which will vest in October 2017 and (4) for Mr. Kindopp, a long-term equity incentive award of restricted shares of NAB common stock granted in November 2013 in recognition of Mr. Kindopp's contributions (with a grant date fair value of $23,078), which vested in November 2015.
(8) The amounts in this column for fiscal year 2016 include

•
For Mr. Karels: a matching contribution of $6,625 and a profit sharing contribution of $11,263 under our 401(k) plan for fiscal year 2016, vehicle expenses of $2,235, company-paid premiums for group life insurance of $270 and club dues of $1,245.

•
For Mr. Chapman: company-paid premiums for group life insurance of $216, a contribution of $3,027 by NAB to an Australian superannuation fund ($5,012 grossed up for inclusion in Mr. Chapman's compensation), $30,000 in transition assistance as described in "Current Employment Arrangements"; club membership dues of $500 and $8,232 in legal expenses to assist with immigration process.

•
For Mr. Ulenberg: company-paid premiums for group life insurance of $204, $30,000 in transition assistance as described in "Current Employment Arrangements", $16,421 of accrued leave paid out by the Bank of New Zealand as a result of the transition, $8,165 in storage expenses and $96 in legal expenses to assist with immigration process.

•
For Mr. Bass: a matching contribution of $7,027 and a profit sharing contribution of $11,263 under our 401(k) plan, company-paid premiums for group life insurance of $270 and club membership dues of $3,212.

•
For Mr. Kindopp: a matching contribution of $6,753 and a profit sharing contribution of $11,263 under our 401(k) plan, company-paid premiums for group life insurance of $270 and club membership dues of $4,338.

(9) Set forth below is a detailed summary of the amounts included under the "All Other Compensation" column for fiscal year 2016:

	All Other Compensation for Fiscal Year 2016 A
Name	Vehicle Expenses ($)	Club Dues ($)	Life Insurance Premiums ($)	Profit Sharing Contribution ($)	401(k) Plan Matching Contribution ($)	Superannuation Fund Contribution ($)	Transitional Employment Benefits and Costs and Legal Expenses ($)	Total ($)
Kenneth Karels	$2,235	$1,245	$270	$11,263	$6,625	$—	$—	$21,638
Peter Chapman	—	500	216	—	—	5,012	38,232	43,960
Stephen Ulenberg	—	—	204	—	—	—	54,682	54,886
Doug Bass	—	3,212	270	11,263	7,027	—	—	21,772
Bryan Kindopp	—	4,338	270	11,263	6,753	—	—	22,624

A All amounts reported are based upon the Company's direct costs in providing the listed perquisites.
Current Employment Arrangements
We entered into an employment agreement with Mr. Karels on September 15, 2014, each of Messrs. Chapman and Ulenberg on September 12, 2014 and each of Messrs. Bass and Kindopp on August 27, 2014. The employment agreements became effective upon the completion of our Offering on October 20, 2014. The term of each employment agreement is for an unspecified duration and constitutes “at will” employment. During the term, the executives will continue to serve in their current positions as President and CEO for Mr. Karels; Executive Vice President and CFO for Mr. Chapman; Executive Vice President and CRO for Mr. Ulenberg; and Executive Vice President and Regional President for each of Messrs. Bass and Kindopp.
Each employment agreement provides for, among other things: (i) an annual base salary of $715,000 for Mr. Karels, $345,000 for Mr. Chapman and $285,000 for Mr. Ulenberg, $278,000 for Mr. Bass and $235,000 for Mr. Kindopp (effective retroactive to August 1, 2014); (ii) an annual incentive bonus under the STI Plan with a target opportunity of 75% of base salary for Mr. Karels, 50% for Messrs. Chapman and Ulenberg and 30% for Messrs. Bass and Kindopp with the actual amount earned ranging from 0% to 200% of target based on actual achievement against performance; (iii) annual long-term incentive compensation awards under the LTI Plan with a value of $670,000 for Mr. Karels, $225,000 for Mr. Chapman, $175,000 for Mr. Ulenberg and $100,000 each for Messrs. Bass and Kindopp for the two (2) fiscal years, and eligibility to receive future annual long-term incentive compensation awards in form and amount determined in the sole discretion of our Board and (iv) participation in our employee benefit and welfare plans. The annual long-term incentive compensation awards for the 2015 fiscal year are 50% in the form of time-based restricted stock units that vest in three (3) equal annual installments on each of the first three (3) anniversaries of the grant date and 50% in the form of performance-based restricted stock units that cliff vest based on performance over a three (3)year performance period. Each of Messrs. Chapman and Ulenberg also received an additional $10,000 per month for twelve (12) months as they transitioned from their international assignments, payments of which ceased December 31, 2015. The NEOs also received a special one-time grant of performance-based restricted share units immediately following the completion of our Offering with a value of $1,000,000 for Mr. Karels, $225,000 for Mr. Chapman, $175,000 for Mr. Ulenberg and $100,000 each for Messrs. Bass and Kindopp. The grants vest on September 30, 2017 based on performance over a three (3) year performance period.
Upon a termination of any of the NEO’s employment by the Company without “cause” or by such NEO for “good reason”, subject to a general release of claims in favor of the Company, the NEO will be entitled to: (i) a prorated annual incentive bonus for the year of termination based on actual performance; (ii) a severance payment equal to two (2) times for Mr. Karels, and one (1) times for Messrs. Chapman, Ulenberg, Bass and Kindopp, the sum of (A) the NEO’s then-current annual base salary and (B) the NEO’s then-

current target annual incentive bonus, paid in fifty-two (52) or twenty-six (26) equal installments, respectively, in accordance with the Company’s normal payroll practices; (iii) either (A) continued benefits under the Company’s group healthcare, vision and dental plans through the second anniversary of termination of employment for Mr. Karels, and through the first anniversary for Messrs. Chapman, Ulenberg, Bass and Kindopp, or (B) a lump-sum payment (grossed up for applicable taxes) equal to twenty-four (24) times for Mr. Karels, and twelve (12) times for Messrs. Chapman, Ulenberg, Bass and Kindopp the monthly Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") cost of continued health and medical coverage and (iv) continued vesting of any outstanding equity compensation awards as if the executive had remained employed through the applicable vesting dates. In the event that the NEO’s employment is terminated by the Company without “cause” or by the executive for “good reason” within two (2) years following a “change-in-control”, subject to a general release of claims in favor of the Company, the NEO will be entitled to the payments and benefits described above, except that (i) the severance payment will be paid in a lump sum and be equal to three (3) times for Mr. Karels, and two (2) times for Messrs. Chapman, Ulenberg, Bass and Kindopp, the sum of (A) the NEO’s then-current annual base salary and (B) the NEO’s then-current target annual incentive bonus, and (ii) in lieu of the benefits described in clause (iii) of the prior sentence, all executives will receive a lump-sum healthcare payment (grossed up for applicable taxes) equal to twenty-four (24) times the monthly COBRA cost. In addition, the employment agreements provide that, notwithstanding anything to the contrary, the Company will not be required to provide any payment or benefit that is prohibited by the Australian Corporations Act 2001 (Cth) in the absence of shareholder approval so long as NAB held shares of our Common Stock, or that would otherwise been a prohibited golden parachute payment within the meaning of Section 18(k) of the Federal Deposit Insurance Act ("FDIA").
“Cause” generally means the NEO’s: (i) conviction of, or plea of guilty or no contest to, any felony or any crime involving fraud, dishonesty or moral turpitude; (ii) engagement in gross misconduct that causes material financial or reputation harm to the Company; (iii) repeated failure to substantially perform his duties and responsibilities to the Company; (iv) material violation of any contract or agreement between the executive and the Company or any written Company policy or (v) disqualification or bar by any governmental or self-regulatory authority from serving in the capacity required by the executive’s job description, or loss of any governmental or self-regulatory license that is reasonably necessary for the executive to perform his duties or responsibilities.
“Good reason” generally means, in the absence of the NEO’s written consent: (i) any material and adverse change in the executive’s position or authority with the Company; (ii) the transfer of the NEO’s primary work site to a new location that is more than fifty (50) miles from that in effect immediately prior to such transfer; (iii) a diminution of the NEO’s base salary by more than 10%, unless such diminution applies to all other senior executives or (iv) a material breach of the employment agreement by the Company or our Bank.
“Change-in-control” generally means the occurrence of any of the following events: (i) during any period of less than thirty-six (36) months, individuals who constitute the Board as of the beginning of the period (which we refer to as the incumbent directors) cease to constitute at least a majority of the Board; (ii) any person is or becomes a beneficial owner, directly or indirectly, of 30% or more of the combined voting power of Great Western’s then-outstanding securities eligible to vote for the election of the Board; (iii) the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company that requires the approval of the Company’s stockholders (generally excluding such an event with NAB or any of its subsidiaries); (iv) the consummation of a sale of all or substantially all of the Company’s assets (other than to NAB or any of its subsidiaries) or (v) the Company’s stockholders approve a plan of complete liquidation or dissolution of Great Western.
Each employment agreement also contains confidentiality and non-disparagement provisions, which apply indefinitely, and non-competition as well as client and employee non-solicitation provisions that apply during the term of the employment agreement and for one (1) year following a termination of employment for any reason.
Potential Payments upon Termination or Change-in-Control
Other than the employment agreements described above, we do not currently have any agreements, plans or other arrangements that provide for payments to any of our NEOs upon termination or a change-in-control.
Savings Plans
We maintain the Great Western 401(k) Profit Sharing Plan and Trust, (the "401(k) Plan"), which is a tax-qualified defined contribution savings plan, for the benefit of all eligible U.S. employees of the Company (including the NEOs). Employee contributions, including after-tax contributions, are permitted by means of pay reduction. The 401(k) Plan also provides for discretionary employer matching contributions and discretionary employer profit sharing contributions. During fiscal year 2016, the Company matched 100% of employee contributions up to 2.5% of a participant’s salary, cash portion of their short term incentive, commissions and other cash earnings ("Plan Compensation"), and made a discretionary profit sharing contribution of 4.25% ($3.2 million) allocated proportionately to eligible participants based on their 2016 Plan Compensation. All employee contributions and earnings on employee contributions are at all times fully vested. Beginning with the second year of service, employer matching contributions and employer profit sharing contributions are vested at a rate of 25% per year of service and are completely vested after five (5) years of service.
In addition, during fiscal year 2016, NAB contributed to a defined contribution superannuation fund on behalf of Mr. Chapman, in an amount of $3,027 ($5,012 grossed up for inclusion in Mr. Chapman's compensation).
Pension Benefits; Nonqualified Deferred Compensation
We do not currently offer any defined pension plans or any nonqualified deferred compensation plans to our NEOs.
2016 Grants of Plan-Based Awards Table
The following table provides information with regard to the stock award granted during fiscal year 2016 (and reported as "Stock Awards" in the 2016 Summary Compensation Table) and the annual cash incentive award opportunity for fiscal year 2016 for our NEOs.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (2)			All other Stock Awards: Number of Shares of Stock or Units (3) (#)	Grant Date Fair Value of Stock and Option Awards (4) ($)

Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Kenneth Karels		$—	$562,500	$1,462,500
	12/4/2015				—	11,371	17,057		$350,000
	12/4/2015							11,371	350,000
Peter Chapman		—	177,500	461,500
	12/4/2015				—	3,817	5,726		117,500
	12/4/2015							3,817	117,500
Stephen Ulenberg		—	145,000	377,000
	12/4/2015				—	2,924	4,386		90,000
	12/4/2015							2,924	90,000
Doug Bass		—	90,000	234,000
	12/4/2015				—	2,437	3,656		75,000
	12/4/2015							2,437	75,000
Bryan Kindopp		—	72,600	188,760
	12/4/2015				—	1,706	2,559		52,500
	12/4/2015							1,706	52,500
(1) Amounts reflect the range of possible payouts under our STI Plan based on a combination of Company and individual performance. Company performance can result in a range of 0% to 130% and individual performance can earn results from 0% to 200%. For additional information, see "Compensation Discussion & Analysis - Annual Cash Incentive Compensation - Determination of Earned STI Award".
(2) Awards represent the range of estimated possible payouts granted in the form of performance share units issued to our NEOs as one-half of their LTI Plan award. The percentage of performance share units that will actually vest will range from 0% to 150% based on the achievement of the following two performance metrics: return of tangible assets and adjusted efficiency ratio. Performance share units are valued at the targeted performance level and a closing stock price on December 4, 2015 of $30.78. The actual number of performance share units that vest will be determined at the end of the three (3) year performance period. For additional information, see "Compensation Discussion & Analysis - Long-Term Incentive Compensation".
(3) Awards represent the restricted share units issued as one-half of the NEO's LTI Plan award. The restricted share units vest equally over a three (3) year period with 33-1/3% vesting each year. For additional information, see "Compensation Discussion & Analysis - Long-Term Incentive Compensation".
(4) The values reflect the aggregate grant date fair value under FASB ASC Topic 718 and is based on the closing price of the Common Stock on the grant date of $30.78 per share.
2016 Outstanding Equity Awards at Fiscal Year-End Table
GWB Equity Awards. The following table provides information about the outstanding GWB equity awards granted to each of our NEOs as of September 30, 2016.

Name	Number of Restricted Share Units of Stock That Have Not Vested (#)	Market Value of Restricted Share Units of Stock That Have Not Vested (1) ($)	Number of Performance Share Units of Stock That Have Not Vested (#)	Market Value of Performance Share Units That Have Not Vested (1) ($)
Kenneth Karels	12,408 (2)	$413,435	25,125 (2)	$837,165
	11,371 (4)	378,882	64,001 (3)	2,132,513
	13,001 (5)	433,193	16,920 (4)	563,774
Peter Chapman	4,167 (2)	138,844	8,438 (2)	281,154
	3,817 (4)	127,182	14,400 (3)	479,808
	1,812 (5)	60,376	5,680 (4)	189,258
Stephen Ulenberg	3,241 (2)	107,990	6,562 (2)	218,646
	2,924 (4)	97,428	11,200 (3)	373,184
	864 (5)	28,788	4,351 (4)	144,975
Doug Bass	1,853 (2)	61,742	3,750 (2)	124,950
	2,437 (4)	81,201	6,401 (3)	213,281
	876 (5)	29,188	3,626 (4)	120,818
Bryan Kindopp	1,853 (2)	61,742	3,750 (2)	124,950
	1,706 (4)	56,844	6,401 (3)	213,281
	570 (5)	18,992	2,539 (4)	84,599
(1) The market value was determined by multiplying the number of units by the closing price of a share of the Company's Common Stock on September 30, 2016, which was $33.32 per share.
(2) For each of our NEOs, represents a long-term equity incentive award split 50/50 between restricted and performance based share units granted in October 2014. The restricted share units vest in three (3) equal installments, the first installment vested in October 2015, and the remaining two installments are scheduled to vest in October 2016 and 2017, respectively. The performance share units are scheduled to vest in September 2017 and are calculated based upon the Company's performance as of September 30, 2016 which was at 135% of target. At the current time, the Company believes it is reasonably likely that it will achieve or exceed the target performance goals based upon the Company's performance over the past two years. However, the final award may increase or decrease based on actual performance at the end of the vesting period.
(3) For each of our NEOs, represents a special one-time grant of performance-based share units granted in October 2014 in connection with the Offering. The units are scheduled to vest in September 2017 and are calculated based upon the Company's performance as of September 30, 2016 which was at 115.2% of target. At the current time, the Company believes it is reasonably likely that it will achieve or exceed the target performance goals based upon the Company's performance over the past two years. However, the final award may increase or decrease based on actual performance at the end of the period.

(4) For each of our NEOs, represents a long-term equity incentive award split 50/50 between restricted and performance based share units granted in December 2015. The restricted share units vest in three (3) equal installments, in December 2016, 2017 and 2018, respectively. The performance share units are scheduled to vest in December 2018 and are calculated based upon the Company's performance as of September 30, 2016 which was at 148.8% of target. At the current time, the Company believes it is reasonably likely that it will achieve or exceed the target performance goals based upon the Company's performance over the past year. However, the final award may increase or decrease based on actual performance at the end of the vesting period.
(5) For each of our NEOs, represents the deferred portion of their 2015 annual incentive issued in December 2015. For Mr. Karels, 50% are scheduled to vest in December 2016 and 50% are scheduled to vest in December 2017; for Messrs. Chapman, Ulenberg, Bass and Kindopp, 100% are scheduled to vest in December 2016.
NAB Equity Awards. While our NEOs no longer participate in NAB’s compensation programs and plans, any outstanding NAB equity-based awards will continue to vest in accordance with their terms. The following table provides information about the outstanding NAB equity-based awards held by each of our NEOs as of September 30, 2016.

			Equity Incentive Plan Awards:
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (1) ($)	Number of Performance Share Units of Stock That Have Not Vested (#)	Market Value of Performance Share Units of Stock That Have Not Vested (1) ($)
Kenneth Karels	—	$—	9,510 (4)	$202,183
	—	—	9,100 (5)	193,466
Peter Chapman	26 (2)	553	—	—
	—	—	—	—
Stephen Ulenberg	26 (2)	553	4,395 (4)	93,438
	—	—	—	—
Doug Bass	26 (2)	553	—	—
	2,562 (3)	54,468	—	—
Bryan Kindopp	26 (2)	553	—	—
	—	—	—	—
(1) The market value was determined by multiplying the number of shares or units by the closing price of a share of NAB common stock on September 30, 2016, converted into U.S. dollars at an exchange rate as of September 30, 2016 of AU$1.00 = US$0.763, resulting in a value of approximately US$21.26 per share.
(2) Represents a special one-time award of restricted shares granted in respect of the 2013 fiscal year in December 2013. The shares are scheduled to vest on December 11, 2016.
(3) Represents a special one-time award of restricted shares granted in May 2014 in recognition of Mr. Bass' contributions. The shares are scheduled to vest on October 1, 2017.
(4) Represents the maximum number of unearned performance shares granted in December 2012. The performance shares are scheduled to vest on December 19, 2016. The actual number of performance shares that vested were based on NAB's total stockholder return performance against two different peer groups from November 2012 to November 2016. Any performance shares that were unvested after the first performance period are scheduled to vest on December 19, 2017, based on performance from November 2012 to November 2017. Any performance shares that do not vest following the second performance period will be forfeited.
(5) Represents the maximum number of unearned performance shares granted in December 2013. The performance shares are scheduled to vest on December 20, 2017. The actual number of performance shares that vest will be based on NAB’s total stockholder return performance against two different peer groups from November 2013 to November 2017. Any performance shares that are unvested after the first performance period are scheduled to vest on December 20, 2018, based on performance from November 2013 to November 2018. Any performance shares that do not vest following the second performance period will be forfeited.

2016 Option Exercises and Stock Vested Table
The following table sets forth information for each NEO with respect to the vesting of stock awards during fiscal year 2016, and the value realized upon such exercise or vesting.

	Option Awards (1)		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (2) (#)	Value Realized on Vesting (3) ($)
Kenneth Karels	—	$—	6,203	$180,073
Peter Chapman	—	—	2,083	60,469
Stephen Ulenberg	—	—	1,620	47,029
Doug Bass	—	—	925	26,853
Bryan Kindopp	—	—	925	26,853
(1) The Company does not issue stock options.
(2) Represents vesting of 33-1/3% of the restricted units awarded on October 20, 2014. One-third of the award vested on October 20, 2015. The remainder of the award will vest 33-1/3% on October 20, 2016 and 33-1/3% on October 20, 2017.
(3) The value realized on the vesting of restricted share units represents the closing price of the Common Stock on the date of delivery multiplied by the number of restricted share units that vested.
Potential Payments Upon Termination or Change-in-Control
As noted under "Compensation Discussion & Analysis - Post-Termination Compensation" on page 26 of this Proxy Statement, we have entered into employment agreements with each of our NEOs that provide for payments in connection with such NEOs termination, whether in connection with a change-in-control or otherwise. The benefits to be provided to the current NEOs under the employment agreements upon various termination situations are described below, including a summary of payments that would have been required had a termination taken place on September 30, 2016.
Payments Made Upon Termination
The NEO's rights upon termination of his or her employment depend upon the circumstances of the termination. Central to an understanding of the rights of each NEO under the employment agreements is an understanding of the definitions of 'Cause' and 'Good Reason' that are used in those agreements. For purposes of the employment agreements:

•
The Company has Cause to terminate the NEO if the NEO has engaged in any of a list of specified activities, including refusing to perform duties consistent with the scope and nature of his or her position, committing an act of gross negligence or willful misconduct resulting in or potentially resulting in economic loss or damage to the Company's reputation, conviction of a felony or other actions specified in the definition.

•
The NEO may elect to terminate his employment for Good Reason (and thereby gain access to the benefits described below) if the Company (i) materially reduces the NEO's duties and responsibilities; (ii) transfers the NEO's primary work site to a new location that is more than fifty (50) miles from that in effect immediately prior to such transfer; (iii) diminishes the NEO's base salary by more than 10% unless such diminution applies to all other senior executives or (iv) materially breaches the agreement.

The employment agreements require, as precondition to the receipt of these payments, that the NEO sign a standard form of release in which he waives all claims that he might have against us and certain associated individuals and entities. The employment agreements also include non-compete and non-solicit provisions that would apply for one (1) year following the termination of employment, and confidentiality and non-disparagement provisions that will apply indefinitely following termination.

Payment Obligations for Termination with Cause
If an NEO is terminated for Cause, he or she is entitled to receive amounts earned during the term of employment. Such amounts include (i) unpaid base salary through the date of termination; (ii) accrued but unused paid time off and (iii) reimbursements of properly submitted business expenses.
Payment Obligations Upon Death, Disability or Retirement
In the event of death, disability or retirement:

•
Each NEO will be entitled to receive (i) unpaid base salary through the date of termination; (ii) accrued but unused paid time off; (iii) reimbursements of properly submitted business expenses and (iv) Earned Bonus and Prorated Bonus as defined in the Agreement. Such payments will be made no later than sixty (60) days following the termination date.

•	In the case of termination due to permanent disability, the Company will continue to pay 100% of the NEO's then-current base salary for a period of ninety (90) days following such termination.

•	In the case of death, each NEO will immediately vest in all outstanding awards under the Company's incentive plans.

•
In the case of disability or retirement, outstanding LTI awards and the Offering grants will continue vesting on the vesting date(s) specified in the applicable award agreement, as if employment had not terminated and subject to continued compliance with the restrictive covenants within the Agreement.

Payment Obligations for Termination Without Cause or for Good Reason
In the event of termination without Cause or for Good Reason of an NEO, such NEO is entitled to the items listed above under "Payment Obligations for Termination with Cause" and "Payment Obligations Upon Death, Disability or Retirement" including:

•
the payment of (i) unpaid base salary; (ii) accrued but unused paid time off and (iii) reimbursements of business expenses will be made within 30 days of termination and (iv) all other accrued and vested benefits;

•	the payment of Earned Bonus and Prorated Bonus will be made at the time that such bonus would have otherwise been paid had employment not been terminated;

•
the cash severance payment equal to two (2) times current salary and current target STI Plan bonus opportunity will be paid in fifty-two (52) equal payments following termination date for Mr. Karels and one (1) times current salary and current target STI Plan bonus opportunity will be paid in twenty-six (26) payments following termination date for Messrs. Chapman, Ulenberg, Bass and Kindopp;

•
the continuation of benefits under the Company's group health insurance, vision and dental plans at the level provided immediately prior to termination date through the two-year anniversary date of such termination date, at which time the NEO may be eligible to elect to continue health care and dental coverage under COBRA, or the payment to the NEO of a lump-sum cash payment equal to twenty-four (24) times the monthly COBRA cost of continued health and medical coverage for Mr. Karels and twelve (12) times for Messrs. Chapman, Ulenberg, Bass and Kindopp and, as applicable, his or her covered spouse and/or dependents at the level provided immediately prior to the termination date, with such payment grossed up for applicable taxes; and

•
the continued vesting of outstanding awards under the LTI Plan and the performance based stock awards granted in connection with the Offering on the vesting date(s) specified in the applicable award agreement, as if employment had not terminated and subject to continued compliance with the restrictive covenants within the agreement.

Payment Obligations for Termination Without Cause Following a Change-in-Control
In the event of termination without Cause of an NEO within twenty-four (24) months of a change-in-control, which is defined below, such NEO shall be entitled to the same payments and items described above under "Payment Obligations for Termination Without Cause or for Good Reason" and will be paid on a date that is no later than sixty (60) days following the termination date. Additionally:

•
the severance payment will be paid in a lump-sum (instead of in installments) and equal to three (3) times the sum of current base salary plus current target STI Plan bonus opportunity for Mr. Karels and equal to two (2) times the sum of current base salary plus current target STI Plan bonus opportunity for Messrs. Chapman, Ulenberg, Bass and Kindopp; and

•
in lieu of the continuation of benefits under the Company's group health insurance, vision and dental plans, a lump-sum cash payment equal to twenty-four (24) times the monthly COBRA costs of continued health and medical coverage for the NEO and, as applicable, covered spouse and/or dependents at the level provided immediately prior to termination, with such payment grossed up for applicable taxes.

The table below shows potential payments to current NEOs if terminated upon death, disability or retirement, for Cause or without Good Reason, or without Cause or for Good Reason in connection with a change-in-control. The amounts shown assume that termination was effective as of September 30, 2016, and are estimates of the amounts that would be paid to the NEOs upon termination. All equity awards have been calculated using the closing stock price of the Company's Common Stock on September 30, 2016 of $33.32, as reported on NYSE. The actual amounts to be paid can only be determined at the actual time of an NEO's termination.

Name	Type of Payment	Death ($)	Disability ($)	Retirement ($)	Termination Without Cause ($)	Termination for Cause ($)	Termination in Connection with a Change-in-Control ($)
Kenneth Karels (1)	Compensation:
	Accrued by unused PTO (2)	$13,522	$13,522	$13,522	$13,522	$13,522	$13,522
	Short-Term Incentive (3)	562,500	562,500	562,500	562,500	—	562,500
	90 day salary continuation (4)	—	173,077	—	—	—	—
	Severance Pay (5)	—	—	—	2,625,000	—	3,937,500
	Value of Unvested and Accelerated Equity (6):
	Restricted Share Units (7)	1,225,510	1,225,510	1,225,510	1,225,510	—	1,225,510
	Performance Share Units (8)	3,245,776	3,245,776	3,245,776	3,245,776	—	3,245,776
	Benefits and Perquisites:
	Benefit Continuation (9)	—	—	—	26,376	—	26,376
	Tax Gross up on Benefits and Perquisites (10)	—	—	—	9,930	—	9,930
	TOTAL	$5,047,308	$5,220,385	$5,047,308	$7,708,614	$13,522	$9,021,114
Peter Chapman (1)	Compensation:
	Accrued by unused PTO (2)	$19,798	$19,798	$19,798	$19,798	$19,798	$19,798
	Short-Term Incentive (3)	177,500	177,500	177,500	177,500	—	177,500
	90 day salary continuation (4)	—	81,923	—	—	—	—
	Severance Pay (5)	—	—	—	532,500	—	1,065,000
	Value of Unvested and Accelerated Equity (6):
	Restricted Share Units (7)	326,955	326,955	553	326,955	—	326,955
	Performance Share Units (8)	751,932	751,932	—	751,932	—	751,932
	Benefits and Perquisites:
	Benefit Continuation (9)	—	—	—	13,066	—	26,132
	Tax Gross up on Benefits and Perquisites (10)	—	—	—	5,306	—	10,612
	TOTAL	$1,276,185	$1,358,108	$197,851	$1,827,057	$19,798	$2,377,929

Name	Type of Payment	Death ($)	Disability ($)	Retirement ($)	Termination Without Cause ($)	Termination for Cause ($)	Termination in Connection with a Change-in-Control ($)
Stephen Ulenberg (1)	Compensation:
	Accrued by unused PTO (2)	$17,010	$17,010	$17,010	$17,010	$17,010	$17,010
	Short-Term Incentive (3)	145,000	145,000	145,000	145,000	—	145,000
	90 day salary continuation (4)	—	66,923	—	—	—	—
	Severance Pay (5)	—	—	—	435,000	—	870,000
	Value of Unvested and Accelerated Equity (6):
	Restricted Share Units (7)	234,759	234,759	234,759	234,759	—	234,759
	Performance Share Units (8)	676,772	676,772	676,772	676,772	—	676,772
	Benefits and Perquisites:
	Benefit Continuation (9)	—	—	—	13,188	—	26,376
	Tax Gross up on Benefits and Perquisites (10)	—	—	—	4,965	—	9,930
	TOTAL	$1,073,541	$1,140,464	$1,073,541	$1,526,694	$17,010	$1,979,847
Doug Bass (1)	Compensation:
	Accrued by unused PTO (2)	$6,635	$6,635	$6,635	$6,635	$6,635	$6,635
	Short-Term Incentive (3)	90,000	90,000	90,000	90,000	—	90,000
	90 day salary continuation (4)	—	69,231	—	—	—	—
	Severance Pay (5)	—	—	—	390,000	—	780,000
	Value of Unvested and Accelerated Equity (6):
	Restricted Share Units (7)	172,684	172,684	172,684	172,684	—	172,684
	Performance Share Units (8)	413,358	413,358	413,358	413,358	—	413,358
	Benefits and Perquisites:
	Benefit Continuation (9)	—	—	—	19,700	—	39,400
	Tax Gross up on Benefits and Perquisites (10)	—	—	—	9,857	—	19,715
	TOTAL	$682,677	$751,908	$682,677	$1,102,234	$6,635	$1,521,792
Bryan Kindopp (1)	Compensation:
	Accrued by unused PTO (2)	$8,842	$8,842	$8,842	$8,842	$8,842	$8,842
	Short-Term Incentive (3)	72,600	72,600	72,600	72,600	—	72,600
	90 day salary continuation (4)	—	55,846	—	—	—	—
	Severance Pay (5)	—	—	—	314,600	—	629,200
	Value of Unvested and Accelerated Equity (6):
	Restricted Share Units (7)	138,131	138,131	553	138,131	—	138,131
	Performance Share Units (8)	334,533	334,533	—	334,533	—	334,533
	Benefits and Perquisites:
	Benefit Continuation (9)	—	—	—	19,700	—	39,400
	Tax Gross up on Benefits and Perquisites (10)	—	—	—	9,420	—	18,841
	TOTAL	$554,106	$609,952	$81,995	$897,826	$8,842	$1,241,547
(1) For all types of termination listed above, each NEO would be entitled to receive base salary through the termination date and reimbursement of any business expenses. For each NEO, this amount was zero as of September 30, 2016.
(2) For all types of termination listed above, each NEO would be entitled to receive payment for any accrued but unused paid time off. For each NEO, the amount was determined as of September 30, 2016.
(3) For all types of terminations listed above, except in the case of a termination for cause, each NEO will be paid their earned but unpaid bonus payment under the STI Plan. For the purposes of this chart, STI was assumed at a payout at target. In the case of a termination for cause, STI is forfeited.
(4) If employment terminates as a result of a disability, each NEO will continue to be paid at 100% of their base salary for a period of ninety (90) days following such termination.

(5) In the event of a termination without cause, Mr. Karels would be eligible for a cash severance payment equal to two (2) times the sum of his base salary plus STI target. Messrs. Chapman, Ulenberg, Bass and Kindopp would each be eligible to receive a cash severance payment equal to one (1) times the sum of their base salary plus STI target.
In the event of a termination as a result of a change-in-control, Mr. Karels would be eligible for a lump-sum severance payment equal to three (3) times the sum of his base salary plus STI target. Messrs. Chapman, Ulenberg, Bass and Kindopp would each be eligible for a lump-sum severance payment equal to two (2) times the sum of their base salary plus STI target.
(6) In the event of termination as a result of death or change-in-control, all outstanding equity awards under the LTI Plan would immediately vest as of the date of such termination or the date of such change-in-control.
In the event of termination as a result of disability, retirement or termination without cause, all outstanding equity awards under the LTI Plan would remain outstanding and vest on the applicable vesting date as if the NEO had remained employed through the applicable vesting date.
The vesting of NAB equity awards upon termination vary by award and termination reason with some being subject to NAB's review. For the purpose of this chart, it was assumed all NAB awards would vest for all termination reasons, except in the case of termination for cause.
(7) For Messrs. Karels, Ulenberg and Bass, all unvested restricted share awards would vest upon any of the termination reasons above except in the case of a termination for cause.
(8) For Messrs. Chapman and Kindopp, all unvested restricted share awards would vest upon all of the termination reasons above except in the case of termination for cause and retirement. For Messrs. Chapman and Kindopp, only the unvested restricted NAB awards would have vested as a result of a retirement as they did not meet the age requirement as defined in the LTI Plan for the equity awards. For more information on the amounts included in this line, see the tables under "2016 Outstanding Equity Awards at Fiscal Year-End".
For Messrs. Karels, Ulenberg and Bass, all unvested performance share awards would vest upon any of the termination reasons above except in the case of a termination for cause.
For Messrs. Chapman and Kindopp, all unvested performance share awards would vest upon all of the termination reasons in the chart above except in the case of termination for cause and retirement. Messrs. Chapman and Kindopp did not meet the age requirement for retirement, as defined in the LTI Plan, in order to qualify for vesting on their outstanding GWB performance share units. For the purposes of this table, payouts on performance share units were at targeted level performance. For more information on the amounts included in this line, see the tables under "2016 Outstanding Equity Awards at Fiscal Year-End".
(9) In the event of a termination without cause, each NEO would receive a lump-sum cash payment equal to twelve (12) times the monthly COBRA cost of continued health, vision and dental coverage, except for Mr. Karels who would receive a lump-sum payment equal to twenty-four (24) times the monthly COBRA cost of continued health, vision and dental coverage.
In the event of a termination as a result of a change-in-control, each NEO would receive a lump-sum cash payment equal to twenty-four (24) times the monthly COBRA cost of continued health, vision and dental coverage.
(10) As prescribed in the respective employment agreements, each NEO's lump-sum payments for continued benefit coverage would be grossed up for applicable taxes. Such calculation of the tax gross-up in the above table is based upon a 25% federal income tax rate, 2.35% Medicare tax rate and, for Messrs. Bass and Kindopp, a state income tax rate of 6% and 5%, respectively. Additionally, it was assumed that the social security wage base limit was met for all NEOs.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Company's Compensation Discussion & Analysis with management and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion & Analysis be included in the Company's Proxy Statement, its Annual Report on Form 10-K and such other filings with the SEC as may be appropriate.

Compensation Committee

Daniel Rykhus, Chair	James Spies	Stephen Lacy

PROPOSAL NO. 2 — ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
Background of the Proposal
Congress has enacted requirements commonly referred to as "Say-on-Pay" rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act"). As required by these rules under Section 14A of the Exchange Act, which became applicable to the Company in 2016, we are asking our stockholders to vote to approve, on an advisory (non-binding basis), the compensation of our Named Executive Officers as disclosed in this Proxy Statement.
The Company believes that it is appropriate to seek the views of the stockholders on the design and effectiveness of the Company's executive compensation program. Although this vote is advisory and thus non-binding, the Board and the Compensation Committee value the opinions of the stockholders and will consider the outcome of this "Say-on-Pay" vote when evaluating our compensation philosophy, policies and practices.
Executive Compensation
The Company believes that its compensation policies and procedures, which are reviewed and approved by the Compensation Committee, encourage a culture of pay-for-performance and are strongly aligned with the long-term interests of our stockholders. As more fully set forth under "Executive Compensation - Compensation Discussion & Analysis", the Compensation Committee has taken a number of actions in recent years to strengthen the Company's compensation philosophy and objectives. The Compensation Committee will continue to review all elements of the executive compensation program and take any steps it deems necessary to continue to fulfill the objectives of the program.
Stockholders are encouraged to carefully review the "Executive Compensation - Compensation Discussion & Analysis" section of this Proxy Statement for a detailed discussion of the Company's executive compensation program. While this stockholder vote is advisory and will not be binding on the Board and the Compensation Committee, outcome of the vote will be taken into consideration with respect to future executive compensation arrangements.
The Board has authorized a stockholder vote on the Company's executive compensation as reflected in the Compensation Discussion & Analysis, including the disclosures regarding Named Executive Officer compensation provided in the various tables included in this Proxy Statement, the accompanying narrative disclosures and the other compensation information provided in this Proxy Statement. This proposal, commonly known as a "Say-on-Pay" proposal, gives the Company's stockholders the opportunity to endorse or not endorse the Company's executive pay program and policies through the following resolution:
"Resolved, that the stockholders of Great Western Bancorp, Inc., approve, on a non-binding advisory basis, the compensation of the Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion & Analysis, the compensation tables and narrative discussion in this Proxy Statement for the 2017 Annual Meeting of Stockholders."
Required Vote
This vote is an advisory vote only, and therefore it will not bind the Company or our Board. However, the Board and the Compensation Committee will consider the voting results as appropriate when considering future executive compensation arrangements. The approval of the non-binding advisory resolution approving the compensation of our Named Executive Officers described in this Proxy Statement requires the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting, in person or by proxy, and entitled to vote thereon. Abstentions will have the same effect as a vote against the proposal. Broker non-votes will have no effect on whether the proposal passes.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE NON-BINDING ADVISORY RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT.

PROPOSAL NO. 3 — ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION
Background of the Proposal
As of September 30, 2016 we are no longer qualified as an "emerging growth company" as defined in the Jumpstart Our Business Startups Act of 2012. As a result, Section 14A of the Exchange Act requires that we provide stockholders with the opportunity to vote, on a non-binding advisory basis, for their preference as to how frequently to hold future non-binding advisory votes on the compensation of our Named Executive Officers as disclosed in accordance with the compensation disclosure rules of the SEC (commonly known as "Say-on-Pay" votes). Stockholders have the option of recommending a Say-on-Pay vote every year, every two years or every three years, or abstaining from making a recommendation. Our first Say-on-Pay is also occurring at this Annual Meeting and is included in this Proxy Statement as Proposal No. 2.
Frequency of Say-on-Pay Advisory Vote
After careful consideration, our Board has determined that holding a Say-on-Pay vote every year is the most appropriate policy for us at this time and the Board recommends that stockholders vote for future advisory votes on executive compensation to occur every year. The Board's recommendation is based upon a number of reasons, including the following:

•
An annual Say-on-Pay vote will allow us to obtain stockholder input on our executive compensation program on a more consistent basis which aligns more closely with our objective to engage in regular dialogue with our stockholders on corporate governance matters, including our executive compensation philosophy, policies and practices;

•
A one-year frequency provides the highest level of accountability and communication by enabling the Say-on-Pay vote to correspond with the most recent executive compensation information presented in our proxy statement for each annual meeting.

•
A less frequent approach may make it more difficult for the Compensation Committee to understand and respond to the voting results because it may be unclear whether the stockholder vote pertains to the most recent executive compensation information presented in our proxy statement or to pay practices from the previous two years or both; and

•	Holding Say-on-Pay votes annually reflects sound corporate governance principles and is consistent with a majority of institutional investor policies.
This vote is advisory, which means that it is not binding on the Company, the Board or the Compensation Committee. Although our Board believes that holding an advisory "Say-on-Pay" vote on executive compensation each year currently reflects the appropriate balance, our Board and Compensation Committee may reassess this issue periodically and may decide that it is in the best interests of our stockholders and our Company to hold an advisory "Say-on-Pay" vote more or less frequently than the option preferred by our stockholders and may vary our practice based on factors such as discussions with our stockholders and the adoption of any material changes to our compensation programs. Stockholders are not voting to approve or disapprove of the Board's recommendation. Instead, the proxy card provides stockholders with four choices with respect to this proposal: one (1) year, two (2) years, three (3) years or stockholders may abstain from voting on the proposal. For the reasons discussed above, we are asking our stockholders to vote for a "one year" frequency when voting in response to the following resolution at the Annual Meeting:
"Resolved, that the option of once every one (1) year, two (2) years or three (3) years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the Company is to hold a stockholder vote to approve the compensation of the Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion & Analysis, the compensation tables and any related material disclosed in the Proxy Statement for the 2017 Annual Meeting of Stockholders."
Required Vote
This vote is an advisory vote only, and therefore it will not bind the Company or our Board. However, the Board and the Compensation Committee will consider the voting results as appropriate when adopting a policy on the frequency of future Say-on-Pay votes. The option of one (1) year, two (2) years or three (3) years that receives the highest number of votes cast by stockholders will be considered by the Board as the stockholders' recommendation as to the frequency of future Say-on-Pay votes. Nevertheless, the Board may decide that it is in the best interests of our stockholders and the Company to hold Say-on-Pay votes more or less frequently than the option approved by our stockholders. Abstentions and broker non-votes will have no effect on whether the proposal passes.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE ADVISORY PROPOSAL TO HOLD FUTURE SAY ON PAY VOTES EVERY YEAR.

AUDIT COMMITTEE REPORT
The Audit Committee of the Board, which consists entirely of directors who meet the independence requirements of applicable SEC regulations and the NYSE’s listing standards for audit committee members, has furnished the following report:
The Audit Committee provides oversight of the Company’s financial reporting process on behalf of the Board. The role and responsibilities of the Audit Committee are set forth in a written charter adopted by the Board. Management is responsible for the Company’s internal control over financial reporting, the financial reporting process and the Company’s consolidated financial statements. Ernst & Young LLP, the Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and of the effectiveness of internal control over financial reporting in accordance with auditing standards promulgated by the Public Company Accounting Oversight Board ("PCAOB") and to issue a report thereon. The members of the Audit Committee are not professionally engaged in the practice of accounting or auditing; as noted above, the Audit Committee’s responsibility is to monitor and oversee these processes.
In this context, the Audit Committee met with management and Ernst and Young LLP to discuss the fiscal year 2016 audited consolidated financial statements. Management represented to the Audit Committee that the Company’s audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee reviewed and discussed the audited consolidated financial statements with management and Ernst & Young LLP. The Audit Committee also discussed with Ernst & Young LLP matters required to be discussed by PCAOB Auditing Standard No. 16 (Communications with Audit Committees), including their judgments about the quality, not just the acceptability, of the Company’s accounting principles, the reasonableness of critical accounting estimates and judgments in the Company’s consolidated financial statements, and the disclosures in the consolidated financial statements, including disclosures relating to significant accounting policies.
The Audit Committee also received the written disclosures and the letter from Ernst & Young LLP required by the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence, and discussed and confirmed with Ernst & Young LLP their independence from the Company and its management.
The Audit Committee relies, without independent verification, on the information provided to the Audit Committee and on the representations made by management, internal auditors and the independent auditor. Based on discussions with management, internal auditors and Ernst & Young LLP, as well as the review of the representations given to the Audit Committee and Ernst & Young LLP’s reports, and subject to the limitations on the Audit Committee’s role and responsibilities referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2016, as filed with the SEC.

Audit Committee Members

Frances Grieb, Chair	James Brannen	Thomas Henning	James Israel

PRINCIPAL ACCOUNTANT FEES
The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of the Company’s annual consolidated financial statements at and for the fiscal years ended September 30, 2016 and 2015 and fees billed for other services rendered by Ernst & Young LLP during those periods.

	2016	2015
Audit Fees (1)	$1,325,320	$1,261,113
Audit Related Fees (2)	104,200	70,000
Tax Fees	—	—
All Other Fees (3)	—	25,000
Total	$1,429,520	$1,356,113
(1) Includes audit of financial statements and services related to SEC filings. For fiscal year 2016, audit fees include $1,070,000 statutory audit fee, $195,320 for acquisition related audit fees and $60,000 for engagement overruns. For fiscal year 2015, the fee includes $1,050,000 for statutory audit fee plus $211,113 of fees incurred in connection with the secondary offering and S-1 consents and comfort letter, which have been reimbursed by NAB.
(2) Represents estimated fees for U.S. Department of Housing and Urban Development compliance audit ($70,000), Mortgage Electronic Reporting Systems compliance reporting ($15,200) and Uniform Single Attestation Program for Mortgage Bankers compliance reporting ($19,000).
(3) Represents fees for Sarbanes-Oxley Act of 2002 Section 404 program implementation.
The Audit Committee Charter requires the pre-approval of all fees and services to be provided by the Company’s independent auditors. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has sole authority, without action by the Board, for the review and approval of such services and fees. In fiscal year 2016 and 2015, all such fees and services were pre-approved by the Audit Committee in accordance with these procedures.

PROPOSAL NO. 4 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed Ernst & Young LLP, independent registered public accounting firm, as independent auditors for the Company for the fiscal year ended September 30, 2017. The Board and the Audit Committee recommend that stockholders ratify the appointment of Ernst & Young LLP as independent auditors for the Company. The Company’s organizational documents do not require that stockholders ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. However, the Board believes such ratification is a matter of good corporate practice. If stockholders do not ratify the appointment, the Audit Committee will reconsider its selection but may still retain Ernst & Young LLP. Ernst & Young LLP has served as the independent registered public accounting firm for the Company since 2011. One or more representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and afforded an opportunity to make a statement, if they desire to do so, and to be available to respond to questions from stockholders.
Required Vote
Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2017 requires the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting, in person or by proxy, and entitled to vote thereon. Abstentions will have the same effect as a vote against ratification.
THE BOARD OF DIRECTORS AND AUDIT COMMITTEE UNANIMOUSLY RECOMMEND THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP TO SERVE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2017.

OTHER BUSINESS
As of the date of this Proxy Statement, management of the Company has no knowledge of any matters to be presented for consideration at the Annual Meeting other than those referred to above. If any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy card intend to vote each proxy, to the extent entitled, in accordance with their best judgment.
STOCKHOLDER PROPOSALS FOR 2018 ANNUAL MEETING
Stockholders who, in accordance with the SEC’s Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2018 Annual Meeting of Stockholders (the "2018 Annual Meeting") must submit their proposals by certified mail, return receipt requested, and must be received by the Corporate Secretary at our principal offices in Sioux Falls, South Dakota, on or before September 15, 2017, to be eligible for inclusion in our proxy statement and proxy card relating to that meeting. In the event that we hold our 2018 Annual Meeting of Stockholders more than thirty (30) days before or after the one-year anniversary date of the Annual Meeting, we will disclose the new deadline by which stockholders’ proposals must be received in our earliest possible Quarterly Report on Form 10-Q or, if impracticable, by any means reasonably calculated to inform stockholders. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.
In accordance with the Company’s Bylaws, proposals of stockholders intended to be presented at the 2018 Annual Meeting of Stockholders (other than director nominations) must be received by the Company’s Secretary no later than October 28, 2017, nor earlier than September 29, 2017 provided that if the 2018 Annual Meeting is held more than thirty (30) days before, or sixty (60) days after, February 27, 2018, such notice must be given by the later of the close of business on the date ninety (90) days prior to the meeting date or the tenth day following the date the meeting date is first publicly announced or disclosed. Furthermore, in order for any stockholder to properly propose any business for consideration at the 2018 Annual Meeting, including the nomination of any person for election as a director, or any other matter raised other than pursuant to Rule 14a-8 of the proxy rules adopted under the Exchange Act, written notice of the stockholder’s intention to make such proposal must be furnished to the Company in accordance with, and including such information required by, the Company’s Bylaws. A copy of the Company’s Bylaws is available on our website at www.greatwesternbank.com under the Investor Relations tab.
The Governance Committee considers nominees recommended by stockholders as candidates for election to the Board using the same criteria as candidates selected by the Governance Committee discussed in “Proposal No. 1 Election of Directors.” A stockholder wishing to nominate a candidate for election to the Board at an annual meeting is required to give written notice to the Company’s Secretary of his or her intention to make a nomination in accordance with the requirements contained in the Company’s Bylaws. Pursuant to the Company’s Bylaws, notice of director nominations to be presented at the 2018 Annual Meeting of Stockholders must be received by the Company’s Secretary no later than October 28, 2017, nor earlier than September 29, 2017 provided that if the 2018 Annual Meeting of Stockholders is held more than thirty (30) days before, or sixty (60) days after, February 27, 2018, such notice must be given by the later of the close of business on the date ninety (90) days prior to the meeting date or the tenth day following the date the meeting date is first publicly announced or disclosed. If the number of directors to be elected to the Board is increased and either all of the nominees for director or the size of the increased Board is not publicly announced or disclosed by the Company at least 100 days prior to the first anniversary of the preceding year’s annual meeting, notice of any stockholder nominees to serve as directors for any newly created positions resulting from the increased size may be delivered to the Company’s Secretary no later than the close of business on the tenth day following the first date all of such nominees or the size of the increased Board shall have been publicly announced or disclosed. A copy of the Company’s Bylaws is available on our website at www.greatwesternbank.com under the Investor Relations tab.

DISTRIBUTION OF CERTAIN DOCUMENTS
The Annual Report of Great Western Bancorp, Inc. for the fiscal year ended September 30, 2016 (the “Annual Report”), which includes our Annual Report on Form 10-K for the fiscal year ended September 30, 2016, is being made available with this Proxy Statement to our stockholders. Stockholders are referred to the Annual Report for financial and other information about us. The Annual Report is not a part of this Proxy Statement. This Proxy Statement and the Annual Report are also available on our website at www.greatwesternbank.com under the Investor Relations tab.
We are required also to file annual, quarterly and current reports, proxy statements and other reports with the SEC. Copies of these filings are available through our website at www.greatwesternbank.com under the Investor Relations tab or the SEC’s website at www.sec.gov. We will furnish copies of our SEC filings (without exhibits), including this Proxy Statement, the Annual Report and our Annual Report on Form 10-K for the fiscal year ended September 30, 2016, without charge to any stockholder upon written request or verbal request to our Company’s Corporate Secretary 225 S. Main Ave., Sioux Falls, South Dakota 57104; (605) 334–2548; or toll free at (800) 952–2043.

BY ORDER OF THE BOARD OF DIRECTORS
Donald J. Straka
Corporate Secretary

Great Western Bancorp, Inc.

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
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Admission Ticket

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on February 27, 2017.

Vote by Internet

- Go to **www.envisionreports.com/GWBI**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. [X]

Annual Meeting Proxy Card

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors Recommends You Vote FOR Each Nominee in Proposal 1, FOR Proposals 2 and 4, and FOR "1 YR" on Proposal 3

1. To elect as directors to the Board of Directors the nominees named below for a term of three years:

Nominee	For	Withhold
01 - Stephen Lacy	☐	☐
02 - Frances Grieb	☐	☐
03 - James Israel	☐	☐

Proposal	For	Against	Abstain
2. To approve, by advisory vote, a resolution on executive compensation.	☐	☐	☐

Proposal	1 Year	2 Years	3 Years	Abstain
3. To recommend, by advisory vote, the frequency of future stockholder votes on executive compensation.	☐	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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1 U P X 3 0 3 2 8 2 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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2017 Annual Meeting Admission Ticket

2017 Annual Meeting of
Great Western Bancorp, Inc. Stockholders

February 27, 2017, 9:00 a.m. Mountain Standard Time
Hyatt Regency Scottsdale Resort & Spa at Gainey Ranch
7500 E. Doubletree Ranch Road, Scottsdale, Arizona

Upon arrival, please present this admission ticket
and photo identification at the registration desk.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Great Western Bancorp, Inc.

Proxy — Great Western Bancorp, Inc.

Notice of 2017 Annual Meeting of Stockholders

Hyatt Regency Scottsdale Resort & Spa at Gainey Ranch
7500 E. Doubletree Ranch Road
Scottsdale, Arizona
Proxy Solicited by Board of Directors for Annual Meeting — February 27, 2017

Ken Karels and Don Straka, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Great Western Bancorp, Inc. to be held on February 27, 2017 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR Each Nominee in Proposal 1, FOR Proposals 2 and 4, and FOR "1 YR" on Proposal 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)